UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. __ )

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Applied Minerals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Applied Minerals, Inc. Proxy Statement 2014

Annual Meeting of Stockholders

The Annual Meeting of Stockholders of

Applied Minerals, Inc. will be held at:

Vanderbilt Suites

Metlife Building

44th Street at Vanderbilt Ave.

New York, New York 10166

on December 10, 2014 at 2:30 P.M. Eastern Time

Proxy voting options

Your vote is important!

Whether or not you expect to attend in person, we urge you to vote your shares via the Internet or by signing, dating, and returning the enclosed proxy card or voting instruction form at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your stock at the meeting if you desire to do so, as your vote by proxy is revocable at your option.

Voting by the Internet is fast and convenient, your vote is immediately confirmed and tabulated, and it helps the Company reduce postage costs.

If you prefer, you can vote by mail by returning the enclosed proxy card or voting instruction form in the addressed, prepaid envelope provided.

Please do not return the enclosed paper proxy card if you are voting via the Internet.

Vote by Internet

Record Owners

Before the Meeting – Go to www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on December 9, 2014.   You will need to enter the 12-digit control number received with your Notice of Internet Availability of Proxy Materials or with the Proxy.

During the Meeting – Go to www.virtualshareholdermeeting.com/AMNL2014

Go to www.virtualshareholdermeeting.com/AMNL2014 to vote during the meeting via the Internet. You will need to enter the 12-digit control number received with your Notice of Internet Availability or Proxy.

Beneficial Owners

If you are a beneficial, and not a record, owner of shares, the availability of Internet voting will depend on the voting processes of your broker, bank or other holder of record.  Therefore, if you are a beneficial owner, we recommend that you follow the voting instructions in the materials you receive from your broker, bank or other holder of record.

October 29, 2014

DEAR STOCKHOLDER:

We cordially invite you to attend the 2014 Annual Meeting of Stockholders to be held on Wednesday, December 10, 2014 at 2:30 P.M. Eastern Time at the Vanderbilt Suites, Metlife Building, 44th Street at Vanderbilt Ave., New York, New York 10166.

The Notice of Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy via the Internet or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

At the meeting, the Company’s executives discuss our results and our plans for the future. We will provide a live webcast of the Annual Meeting available on the website www.virtualshareholdermeeting.com/AMNL2014. You can also submit questions and vote online. We will respond to as many questions as time allows.

Sincerely,

/s/ Andre Zeitoun

Andre Zeitoun

President and Chief Executive Officer

APPLIED MINERALS. INC.

Notice of 2014 Annual Meeting of Stockholders

Date:	December 10, 2014

Time:	2:30 P.M. Eastern Time

Place:	Vanderbilt Suites Metlife Building 44th Street at Vanderbilt Ave. New York, New York 10166

Record date:	October 15, 2014. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.

Proxy voting:

Important. Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet or by signing, dating, and returning the enclosed proxy card or voting instruction form will save the expenses and extra work of additional solicitation. If you wish to vote by mail, we have enclosed an addressed envelope, postage prepaid if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares at the meeting because your proxy is revocable at your option.

Items of business:	● To elect six directors

● To approve, on a non-binding advisory basis, the compensation paid to our Named Executive Officers

● To ratify the selection of EisnerAmper LLP as our independent auditor for fiscal year 2014

● To transact other business that may properly come before the Annual Meeting

Virtual meeting:	You may also vote during the meeting via the Internet by visiting www.virtualshareholdermeeting.com/AMNL2014 and following the instructions.

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders meeting to be held on December 10, 2014. Our Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com .

By order of the Board of Directors

/s/ William Gleeson

William Gleeson

Secretary

New York, New York

October 29, 2014

Proxy Statement Table of Contents

Part 1	Information about the meeting

This Proxy Statement was first sent or given to stockholders on or about October 29, 2014. It is furnished in connection with the solicitation of proxies by the Board of Directors of Applied Minerals, Inc. (the “Company”) to be voted at the Annual Meeting of Stockholders for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held at 2:30 P.M. Eastern Time on December 10, 2014 at Vanderbilt Suites, Metlife Building, 44th Street at Vanderbilt Ave., New York, New York 10166. Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A stockholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by Internet, mail, or in person at the Annual Meeting, another proxy dated as of a later date. The Company will pay the cost of solicitation of proxies.

Internet Availability of Proxy Materials

We are furnishing proxy materials to our stockholders primarily via the Internet instead of mailing printed copies of those materials to each stockholder. By doing so, we save costs and reduce the environmental impact of our Annual Meeting. On October 29, 2014, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions about how to access our proxy materials and vote online. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via e-mail unless you elect otherwise.

Participation in Electronic Meeting

You may also attend this year’s Annual Meeting of Stockholders via the Internet. To vote or to submit your questions during the Annual Meeting, please log on to www.virtualshareholdermeeting.com/AMNL2014. You will need to enter the 12-digit control number on your Notice of Internet Availability or proxy card.

Solicitation of Proxies

The Board of Directors of the Company is soliciting the proxy accompanying this Proxy Statement. Proxies may be solicited by officers, directors, and employees of the Company, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email, or the Internet. The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. The Company will pay all proxy solicitation costs.

Householding

To reduce costs and reduce the environmental impact of our Annual Meeting, a single proxy statement and annual report, along with individual proxy cards, or individual Notices of Internet Availability will be delivered in one envelope to certain stockholders having the same last name and address and to individuals with more than one account registered at our transfer agent with the same address, unless contrary instructions have been received from an affected stockholder. Stockholders participating in householding will continue to receive separate proxy cards. If you are a registered stockholder and would like to enroll in this service or receive individual copies of this year’s and/or future proxy materials, please contact our transfer agent, Broadridge Corporate Issuer Solutions, by phone at 1-(800) 542-1061 or mail at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are a beneficial stockholder, you may contact the broker or bank where you hold the account.

Record Date; Shares Eligible to Vote; Quorum

Stockholders of record at the close of business on October 15, 2014 will be entitled to vote at the meeting on the basis of one vote for each share held. On October 15, 2014, there were 95,031,371 shares of Common Stock outstanding, held of record by 1094 registered stockholders.

The presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting (47,515,686 shares), in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as “present and entitled to vote” for purposes of determining a quorum.

Election of Directors

Six directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified. If, for any reason, the directors are not elected at an Annual Meeting, they may be elected at a special meeting of stockholders called for that purpose in the manner provided by the Bylaws of the Company (“Bylaws”).

The Board of Directors expects that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, the proxy will be voted for the election of another nominee designated by our Board.

Voting Procedures

Eligibility to Vote

Only holders of shares of Common Stock outstanding as of October 15, 2014 are eligible to vote and each share is entitled to one vote on each matter.

Voting of Proxies

All proxies solicited by the Company, whether received by means of a proxy card or the Internet, will be voted, and where a choice is made with respect to a matter to be voted on, the shares will be voted in accordance with the specifications so made. If a proxy is submitted without indicating (i) a vote for all nominees (ii) withhold for all nominees or (iii) for all except specified nominee(s), it will be deemed to grant authority to vote FOR all nominees presented in Part 7 – Proposals to be voted on” and discussed in Part 2 “Information concerning Directors“ to serve as directors. If a Proxy is submitted without indicating voting instructions on Proposal 2 (Say-on-Pay) or 3 (ratification of independent auditor), it will be deemed to grant authority to vote FOR such Proposals.

Voting of shares held of record but not beneficially by brokers and other custodian

If you are the beneficial owner of shares held by a broker or other custodian, you may instruct your broker how to vote your shares through the voting instruction form included with this Proxy Statement or other means as specified by the broker or custodian. If you wish to vote the shares you own beneficially at the meeting, you must first request and obtain a “legal proxy” from your broker or other custodian.

Tabulation of votes

Employees of the Company will tabulate the votes cast. We expect to report the final vote tabulation in a Form 8-K filed with the SEC within four business days of the Annual Meeting.

Vote standard for election of directors; additional nominations

The directors will be elected by a plurality of the votes cast, meaning the directors receiving the largest number of “for” votes will be elected to the open positions. The Company’s ByLaws contain advance notice provisions for nominations for director by stockholders. If a stockholder makes a nomination that is not made in accordance with such advance-notice provisions, the nomination may not be voted on at the meeting. As of the date of this proxy statement, the date for stockholder to comply with the advance notice provisions, and thus to be eligible to make a nomination at the meeting nominations, has passed

Vote required for approval; Effect of Abstentions and Uninstructed Shares (Broker Non-Votes)

The shares of a stockholder whose proxy or ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present.

If you are the beneficial owner of shares held by a broker or other custodian and you choose not to provide instructions and not obtain a legal proxy, your shares are referred to as “uninstructed shares.” Whether your broker or custodian has the discretion to vote these shares on your behalf depends on the ballot item. If the broker or custodian does not have discretion, the shares are referred to as “broker non-votes.”

The following table summarizes the votes required for passage of each proposal, the effect of abstentions on the voting of shares, and the effect of uninstructed shares held by brokers or other custodians on the voting of such shares. The term “discretionary vote” means that the broker or other custodian may vote the shares and may determine how to vote such shares.

Item	Votes required for approval	Abstentions	Uninstructed shares
Election of directors	Plurality of shares cast	Not voted	Not voted (Broker Non-Vote)
Advisory vote on executive compensation (“Say on Pay”)	Majority of shares cast	Not voted	Not voted (Broker Non-Vote)

Ratification of independent auditor	Majority of shares cast	Not voted	Discretionary vote (1)

(1) Voted as determined by broker or other custodian

Voting on other matters

Under the Company’s ByLaws, if other matters in addition to those listed in the notice are properly presented at the Annual Meeting for consideration, the persons appointed as proxies by the Board of Directors (the persons named in your proxy card if you are a stockholder of record) will have the discretion to vote the proxies they hold on those matters for you and will follow the instructions of the Board of Directors. However, the Company’s ByLaws contain advance notice provisions for proposals to be made by stockholders. If a stockholder offers a proposal for a vote that is not made in accordance with such advance-notice provisions, the proposal may not be voted on at the meeting. As of the date of this proxy statement, the date for stockholder to comply with the advance notice provisions, and thus to be eligible to make a proposal at the meeting nominations, has passed

Part 2	Information concerning directors

Nominees for Director

The Company’s directors are to be elected at each Annual Meeting of Stockholders. The Company’s Certificate of Incorporation provides that the number of directors is to be fixed from time to time by resolution of the Board of Directors, and the Board of Directors has fixed the number at six.  The Board of Directors currently consists of six members.

At this Annual Meeting, six directors are to be elected, each director to serve until the next Annual Meeting of stockholders or until such director’s successor is elected and qualified.  The Board of Directors’ nominees for the Board of Directors are:

●	John Levy
●	Robert Betz
●	Mario Concha
●	David Taft
●	Ali Zamani
●	Andre Zeitoun

Information about Nominees

The following table provides the names, ages, positions with the Company, and principal occupations of our current directors, each of whom has been nominated for election as a director at the Annual Meeting:

Name and Position with the Company	Age	Director/Officer Since	Principal Occupation

John Levy	58	Non-Executive Chairman since August, 2009 and Director since January, 2008	CEO of Board Advisory

Robert Betz	72	Director since January, 2014	Owner, Personal Care Ingredients

Mario Concha	74	Director since September, 2013	President of Mario Concha and Associates, LLC

David Taft	58	Director since October, 2008	President, IBS Capital LLC

Ali Zamani	35	Director since February, 2014	Portfolio Manager at Genifor Capital Management

Andre Zeitoun	40	Director since January, 2009	President and CEO, Applied Minerals, Inc.

Information about persons nominated by the Board of Directors for the position of director of the Company is listed below, including brief biographies. Each biographic summary is followed by a brief summary of certain experiences, qualifications, attributes or skills that led the Board to determine that each nominee is qualified to, and should, serve as a director for the Company. General information regarding the nomination process is included under the “Governance and Nominating Committee and Nomination Process” heading.

John Levy, Non-Executive Chairman and Director.

Since May 2005, Mr. Levy has served as the Chief Executive Officer of Board Advisory, a consulting firm that advises public companies in the areas of corporate governance, corporate compliance, financial reporting and financial strategies. Mr. Levy currently serves on the board of directors of three public companies including Applied Minerals. Mr. Levy has been a director of China Commercial Credit, a publicly held Chinese micro-lender, since 2013. Mr. Levy has been a director and audit committee member of Applied Energetics, Inc. (AERG), a publicly traded company that specializes in the development and application of high power lasers, high voltage electronics, advanced optical systems and energy management systems technologies, since June 2009. From October 2006 to October 2013, Mr. Levy was a director, and chair of the audit committee of Gilman Ciocia, Inc. (GTAX), a publicly traded financial planning and tax preparation firm and served as lead director from September 2007 to October 2103. From September 2010 to October 2012, he served as director of Brightpoint, Inc. (CELL), a publicly traded company that provides supply chain solutions to leading stakeholders in the wireless industry. From November 2008 through June 2010, he served as a director of Applied Natural Gas Fuels, Inc. (formerly PNG Ventures, Inc.). From March 2006 to April 2010, Mr. Levy served as a director and Audit Committee chairman of Take Two Interactive Software, Inc., a public company which is a global developer and publisher of video games best known for the Grand Theft Auto franchise. Mr. Levy served as Interim Chief Financial Officer from November 2005 to March 2006 for Universal Food & Beverage Company, which filed a voluntary petition under the provisions of Chapter 11 of the United States Bankruptcy Act on August 31, 2007. Mr. Levy is a Certified Public Accountant with nine years experience with the national public accounting firms of Ernst & Young, Laventhol & Horwath and Grant Thornton. Mr. Levy is a frequent speaker on the roles and responsibilities of Board members and audit committee members. He has authored The 21st Century Director: Ethical and Legal Responsibilities of Board Members, Acquisitions to Grow the Business: Structure, Due Diligence, Financing, Creating the Best Projections You Can: Insights Techniques and Ethics and Sustainability: A 4-way Path to Success and Finance and Innovation: Reinvent Your Department and Your Company. All five courses have initially been presented to various state accounting societies.

Mr. Levy is a Certified Public Accountant with nine years experience with the national public accounting firms of Ernst & Young, Laventhol & Horwath, and Grant Thornton. Mr. Levy has a B.S. degree in economics from the Wharton School of the University of Pennsylvania and received his M.B.A. from St. Joseph's University (PA).

The Board’s assessment of Mr. Levy’s key attributes, experience and skills

Mr. Levy has over 35 years of progressive financial, accounting and business experience, including having served as Chief Financial Officer of both public and private companies for over 13 years. Mr. Levy brings to the board expertise in corporate governance and compliance matters along with extensive financial and managerial experience gained from numerous senior executive positions with public companies. Further, Mr. Levy’s service on the boards of directors of public companies in a variety of industries also allows him to bring a diverse blend of experiences to our board.

It is these attributes that led the Board to conclude that Mr. Levy should continue to serve as a director and Chairman of the Company.

Robert T. Betz

From 2000 through his retirement in 2002, Mr. Betz was the President of Cognis Corp., the North American division of Cognis GmbH, a $4 billion worldwide supplier of specialty chemicals and nutritional ingredients spun off from Henkel AG & Company ("Henkel").  From 1989 through 2000 Mr. Betz held a number of management positions at Henkel including Executive VP and President of its Emery Group, a leading manufacturer of oleochemicals, and President of its Chemicals Group for North America.

From 1979 through 1989, Mr. Betz worked in a number of manufacturing and operations capacities for the Emery Division of National Distillers and Chemicals Corp., eventually rising to President of the division. Mr. Betz began his career in the specialty chemicals industry by joining Emery Industries in 1963. Between 1963 and 1979 he worked for the company as Market Development Representative, Manager of Corporate Planning, Vice President of Operations - Emery (Canada), Manager of Commercial Development, and General Manager of Business Groups. Emery Industries was sold to National Distillers and Chemicals Corp. in 1979.

Since 2003, Mr. Betz has been the owner of Personal Care Ingredients, LLC, a privately owned marketer of natural products to the personal care industry.  Mr. Betz also serves as a director for Bio-Botanica, a manufacturer of natural extracts, and The Plaza Group, a marketer of petrochemicals.

Mr. Betz holds a B.S. in Chemical Engineering and an M.B.A. from the University of Cincinnati.  He's also attended the Program for Management Development at Harvard University.

The Board’s assessment of Mr.Betz’s key attributes, experience and skills

During Mr. Betz’s career, he has been involved in developing new products or new markets for existing products; several of these products grew into sizeable businesses.  He managed multiple chemical manufacturing facilities and managed a multi-billion dollar polyethylene business.  He was responsible for profit and loss for businesses with sales of $900 million. While heading the chemical operations, he was responsible for all aspects of the business: manufacturing, sales, R&D, IT, HS&E, HR, purchasing, engineering, and legal.   His career has continuously involved developing, manufacturing, and selling products directed at most of the markets that Applied Minerals is attempting to penetrate. Since his retirement, he has served on the boards of three chemical-related, private companies: Plaza, Syrgis, and Bio-Botanica and is currently the Chair of the Plaza Audit Committee.

It is these attributes that led the Board to conclude that Mr. Betz should continue to serve as a director of the Company.

Mario Concha, Director

Mr. Concha is the President of Mario Concha and Associates, LLC, a firm providing consulting services to senior executives and members of boards of directors. In addition to providing consulting services, he has served as a director of The Plaza Group, a chemical marketer; Arclin, Ltd., a manufacturer of specialty resins; and Auro Resources, Corp, a mineral exploration company with holdings in Colombia’s gold region. Prior to founding Mario Concha and Associates in 2005, Mr. Concha was an officer of Georgia Pacific Corporation and president of its Chemical Division from 1998 to 2005. Prior to Georgia Pacific, Mr. Concha participated in the formation of GS Industries, a manufacturer of specialty steels for the mining industry, through a leveraged buyout of Armco Inc’s Worldwide Grinding Systems Division. He then served as President of its International Division from 1992 to 1998. From 1985 to 1992, Mr. Concha was Vice President-International for Occidental Chemical Corporation. Prior to OxyChem, he served in several senior management positions at Union Carbide Corporation in the United States and overseas.

Mr. Concha is a graduate of Cornell University with a degree in Chemical Engineering. He attended a senior executive education program ant the Darden College of Business at the University of Virginia. Mr. Concha was recognized as one of the one hundred most influential Hispanics by Hispanic Business magazine and as one of the fifty most important Hispanics in technology and business by Hispanic Engineer.

The Board’s assessment of Mr. Concha’s key attributes, experience and skills

Mr. Concha has over 40 years experience as a hands-on corporate executive.  He has first-hand industry knowledge, gained from senior executive positions in various industries, including chemicals, plastics, forest products, metals and mining. In addition to manufacturing operations, he has had extensive involvement in marketing, sales and finance. Mr. Concha also brings corporate governance experience, having served on both public and private company boards.

Mr. Concha has over 40 years experience as a hands-on corporate executive. He has first-hand industry knowledge, gained from senior executive positions in various industries, including chemicals, plastics, forest products, metals and mining. In addition to manufacturing operations, he has had extensive involvement in marketing, sales and finance. Mr. Concha also brings corporate governance experience, having served on both public and private company boards.

It is these attributes that led the Board to conclude that Mr. Concha should continue to serve as a director of the Company.

David A. Taft, Director

Mr. Taft is the President of IBS Capital LLC, a private investment company based in Boston, Massachusetts, which he founded in 1990. Prior to founding IBS Capital LLC, Mr. Taft spent ten years working in corporate finance with Drexel Burnham Lambert, Winthrop Financial, and Merrill Lynch. Mr. Taft is a graduate of Amherst College and Amos Tuck School of Business Administration at Dartmouth College.

IBS Capital LLC, under Mr. Taft’s direction, has been a large beneficial stockholder of the Company for a number of years.

The Board’s assessment of Mr. Taft’s key attributes, experience and skills

Mr. Taft has over 30 years experience as a corporate investment banker and the manager of IBS Capital LLC, a private investment fund. Mr. Taft brings significant leadership, financial expertise, business development skills and corporate restructuring experience to the Company’s Board of Directors. The investments Mr. Taft has made through his management of the IBS Turnaround Fund has, on occasion, required him to advise companies on issues such as corporate governance, capital raising, balance sheet restructuring and general business strategy. IBS Capital LLC, under Mr. Taft’s direction, has been a large shareholder of Applied Minerals, Inc. for a number of years.

It is these attributes that led the Board to conclude that Mr. Taft should continue to serve as a director of the Company.

Ali Zamani, Director

Mr. Zamani is a Portfolio Manager at Genifor Capital Management and presently serves on the Board of Directors of Kaizen Discovery (TSX VENTURE: KZD), a technology-focused mineral exploration company. From July 2012 to December 2013, Mr. Zamani was a Principal at SLZ Capital Management, a New York-based asset management firm. From 2004 through 2012, Mr. Zamani was a senior investment professional at Goldman Sachs Investment Partners and Goldman Sachs Principal Strategies.  While at Goldman Sachs, he managed a portfolio focused on the energy, materials, utilities and industrials sectors.

From 2002 through 2004, Mr. Zamani was a mergers and acquisitions analyst focused on the energy and utilities sectors at Dresdner Kleinwort Wasserstein, a boutique New York-based investment bank.

Mr. Zamani holds a B.S. in Economics from the Wharton School at the University of Pennsylvania, where he graduated magna cum laude.

The Board’s assessment of Mr. Zamani’s key attributes, experience and skills

Mr. Zamani has over 12 years of financial industry experience, including 8 years as a senior investment professional at Goldman Sachs & Co.  Mr. Zamani brings significant capital markets expertise, including extensive mining & industrial sector investing experience.  Additionally, Mr. Zamani brings a unique shareholder/investor perspective to the board having been a major shareholder in numerous similar companies over his career.

It is these attributes that led the Board to conclude that Mr. Taft should continue to serve as a director of the Company.

Andre Zeitoun, Chief Executive Officer, President, Director.

Mr. Zeitoun has served as Chief Executive Officer, President, and Director of the Company since January 1, 2009.

Mr. Zeitoun was a Portfolio Manager at SAC Capital/CR Intrinsic Investors from March 2007 through December 2008.  At SAC, he led a team of six professionals and managed a several hundred million dollar investment portfolio focused on companies that required a balance sheet recapitalization and/or operational turnaround.  Many of these investments required Mr. Zeitoun to take an active role in the turnaround process.  From 2003 to 2006, Mr. Zeitoun headed the Special Situations Group at RBC Dain Rauscher as a Senior Vice President and head of the division.  He managed all group matters related to sales, trading, research and the investment of the firm’s proprietary capital.  From 1999 to 2003, Mr. Zeitoun was a Senior Vice President at Solomon Smith Barney.  In this role, Mr. Zeitoun led a Special Situations sales trading research team serving middle market institutions.  Mr. Zeitoun is a graduate of Canisius College.

The Board’s assessment of Mr. Zeitoun’s key attributes, experience and skills

Mr. Zeitoun has over 10 years experience identifying, allocating capital to, and taking an active role in corporate situations requiring a balance sheet recapitalization and/or operational restructuring. In the period beginning in January 2009, Mr. Zeitoun has spearheaded effort to stabilize the Company’s balance sheet, raise critically needed capital, engage industry-leading consultants to quantify and characterize the Company’s Dragon Mine resource, establish a marketing infrastructure, and sell product.  During his time as President and Chief Executive Officer of the Company, Mr. Zeitoun has developed a high level of expertise in the area of the commercialization of halloysite-based applications and has developed a network of relationships with other experts within the field.

It is these attributes that led the Board to conclude that Mr. Zeitoun should continue to serve as a director of the Company.

Who originally recommended the Nominees

Mr. Levy was originally recommended for election as director by Mr. Taft, a beneficial stockholder who, at the time, was not a director.  Mr. Taft was originally recommended by Mr. Levy and another, now former, director. Mr. Zeitoun was elected a director pursuant to the terms of the management agreement with Material Advisors LLC.  Mr. Concha was originally recommended by Mr. Levy. Mr. Betz was originally recommended by Mr. Concha. Mr. Zamani was originally recommended security holders.

Compensation of Directors

The following sets forth compensation to the persons who served as directors in 2013. Mr. Concha became a director in September, 2013.

Name	Fees Earned or Paid in Cash	Fees Paid in Common Stock Awards	Options Awards	Total ($)
John Levy (2)	$ 70,000	$ -	$ -	$ 70,000

Evan Stone (1)(3)	$ 27,500	$ 27,500	$ -	$ 55,000

David Taft (1)	$ 50,000	$ -	$ -	$ 50,000

Mario Concha (1)	$ 8,457	$ 8,457 -	$ -	$ 16,914

Andre Zeitoun (1)	$ -	$ -	$ -	$ -

(1)	Directors can elect to receive fees in cash or stock or a combination of cash and stock.
(2)	Mr. Stone resigned as a director on December 13, 2013 because Mr. Stone, a lawyer, joined a new law firm that does not allow its partners to serve on the boards of director of public companies.
(3)	For the year ended December 31, 2013, aggregate stock grants for director compensation were as follows: Concha - 7,775 shares; Stone – 21,459 shares
(4)	Mr. Concha became a director in September 2013
(5)	Mr. Zeitoun, President and CEO of the Company, receives no compensation in his capacity as director.

Board Leadership

In August, 2009, the Board appointed John Levy as Chairman.  Accordingly, the Company has separate persons serving in the roles of Chief Executive Officer and Chairman of the Board. The Board believes that separating the Chair from the CEO position facilitates more effective board interaction and improves management accountability.

Mr. Zeitoun, the Chief Executive Officer, is responsible for, among other things, managing the business and affairs of the Company within the guidelines established by the Board, reporting to the Board of Directors, recommending to the Board strategic directions for the Company’s business, and implementing the corresponding strategic, business and operational plans approved by the Board.

Mr. Levy, the Board Chair, sets the agenda for and presides at Board meetings and coordinates the Board’s communication with Mr. Zeitoun and the management of the Company. The Board Chair, Mr. Levy, is fully independent.

Director Independence

Messrs. Levy, Betz, Concha, and Zamani are deemed to be independent under the independence standards of Nasdaq, which the Company uses to determine independence, and under the enhanced independence standards of Section 10A-3 of the Securities Exchange Act. They are also deemed to be outside directors under the standards of Section 162(m) of the Internal Revenue Code. Messrs. Zeitoun and Taft are deemed to be not independent.  Mr. Zeitoun is not independent because he is an employee of the Company.  Mr. Taft is deemed to be not independent because of the size of his beneficial holdings of the Company’s Common Stock.

Risk Oversight

The Board oversees management’s evaluation and planning for risks that the Company faces. Management regularly discusses risk management at its internal meetings and reports to the Board those risks that it thinks are most critical and what it is doing in response to those risks. The Board exercises oversight by reviewing key strategic and financial plans with management at each of its regular quarterly meetings as well as at certain special meetings. The Board’s risk oversight function is coordinated under the leadership of the independent Chair of the Board and the Board does not believe that this oversight is enhanced by, and has no effect on, the separation of the role of Chair from CEO.

Code of Ethics

We have adopted a Code of Conduct and Ethics for our Chief Executive Officer and our senior financial officers.  A copy of our Code of Conduct and Ethics is posted on our website at www.appliedminerals.com and can be obtained at no cost, by telephone at (212) 226-4265 or via mail by writing to Applied Minerals, Inc., 110 Greene Street, Suite 1101, New York, New York, 10012.  We believe our Code of Conduct and Ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; to provide full, fair, accurate, timely and understandable disclosure in public reports; to comply with applicable laws; to ensure prompt internal reporting of code violations; and to provide accountability for adherence to the Code.

Board and Committee Meetings and Meeting Attendance

During the year ended December 31, 2013, there were 12 meetings of the Board of Directors.  Each of the directors who was on the Board of Directors during 2013 attended all of meetings of the Board of Directors held while he was a director. The Compensation Committee met once and all of the members attended. The Audit Committee and the Governance and Nominating Committees were established in November, 2013 and did not meet in 2013. Prior to the establishment of the Audit Committee, the Board of Directors, acting as an audit committee, met four times and each member of the Board was present at such meetings.

Members of the Board are expected to attend the Annual Meetings of Stockholders, including the upcoming stockholder meeting.  All then incumbent directors attended the 2013 Annual Meeting.

Committees of the Board

The following table indicates the Committees of the Board and membership on the committees.   The Board of Directors has determined that all committee members are independent under the independence definition used by NASDAQ and under the enhanced independence standards of Section 10A-3 of the Securities Exchange Act.

	Audit Committee	Compensation Committee	Governance and Nominating Committee
John Levy	X	X	X
Mario Concha	X	X
Robert Betz		X	X
Ali Zamani	X		X

The charters of the Audit, Compensation, and Governance and Nominating Committees are available on the Company’s website, www.appliedminerals.com.

Audit Committee Financial Expert

The Board of Directors has determined that Mr. Levy is an audit committee financial expert as this term is defined in the rules of the Securities and Exchange Commission and is independent under the independence standards of Nasdaq and the enhanced independence standards of Section 10A-3 of the Securities Exchange Act.

Audit Committee Report

In the discharge of its responsibilities, the Audit Committee has reviewed the Company’s audited financial statements for fiscal year 2013 included in the Annual Report of Form 10-K for the year ended December 31, 2013;

The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Auditing Standards AU Section 380 – The Auditor’s Communication with those charged with Governance as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit concerning independence, and has discussed with the independent accountant the independent accountant's independence; and

Based on the review and discussions referred to in three preceding paragraphs, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Audit Committee

John Levy, Chairman

Mario Concha

Ali Zamani

Governance and Nominating Committee and Nomination Process.

The Board of Directors established a Nominating Committee in November, 2013. It was renamed the Governance and Nominating Committee in 2014.  The Governance and Nominating Committee has a charter.

The Governance and Nominating Committee does not have any specific minimum requirements that must be met by any committee-recommended nominee for a position on the Board of Directors. Characteristics expected of all directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to the Board. In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a publicly traded company in today's business environment; understanding of the Company's business; educational and professional background; and personal accomplishment.  The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best promote the success of the Company's business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Governance and Nominating Committee also considers the director's past attendance at meetings, participation in and contributions to the activities of the Board, and, in the future, the results of the most recent Board self-evaluation (the first self-evaluation having been completed after the Board nominated directors for election at the 2014 Annual Meeting).

The Board does not have a policy relating to diversity in connection with the identification or selection of nominees and has not considered the issue.

The Board will consider director candidates recommended by any stockholder.  In evaluating candidates recommended by our stockholders, the Board of Directors has no set process for evaluating nominees, and the criteria would include the ones set forth above that are applied to nominees nominated by the Board. Any stockholder recommendations for director nominees proposed for consideration by the Board should include the candidate's name and qualifications for service as a Board member, a document signed by the candidate indicating the candidate's willingness to serve, if elected, and evidence of the stockholder's ownership of Company stock and should be addressed in writing to the President, Applied Minerals, Inc., 110 Greene St., Suite 1101, New York, New York 10012.

There have been no changes in the procedures by which stockholders may recommend candidates for director.

Mr. Levy was originally recommended for election as director by Mr. Taft, the Company’s largest beneficial stockholder, who, at the time, was not a director.  Mr. Taft was originally recommended by Mr. Levy and another, now former, director.  Mr. Zeitoun was elected a director pursuant to the terms of the management agreement with Material Advisors LLC.  Mr. Concha was originally recommended by Mr. Zeitoun; Mr. Betz by Mr. Concha; and Mr. Zamani by a security holder.

Rights of the Samlyn Entities to Nominate Directors

Samlyn Onshore Fund, LP, a Delaware limited partnership, and Samlyn Offshore Master Fund, Ltd., a Cayman Islands exempted company (collectively, the “Samlyn Entities”) own in the aggregate 10,000,000 shares of Common Stock of the Company and warrants to purchase an additional 5,000,000 shares of Common Stock in the aggregate.

The Samlyn Entities jointly have the right to designate one person (the “Initial Nominee”) to be nominated for election to the Board and the Board of Directors shall use commercially reasonable efforts to cause the election or appointment, as the case may be, of such nominee as a director of the Company.

In addition, until the earlier to occur of (i) a Termination Event (defined below) and (ii) December 22, 2016 if Andre Zeitoun is not serving as one of the following: a named executive officer of the Company or chairman of the Board, the Samlyn Entities jointly, during such period in which Andre Zeitoun is not serving in such capacity, shall be entitled to designate a number of additional nominees who together with the Initial Nominee, shall comprise at least 20% of the total number of directors, and the number of directors representing such 20% shall be rounded up to the nearest whole number.

If any nominee (i) is jointly designated by the Samlyn Entities at a time (A) at which such nominee cannot be included in the proxy statement prepared by management of the Company in connection with the soliciting of proxies for a meeting of the stockholders of the Company called with respect to the election of directors or (B) after which a meeting of the stockholders has been held with respect to the election of directors (clauses (i)(A) and (i)(B) collectively, the “Interim Period”) or (ii) is nominated for election to the Board but not elected by the stockholders of the Company for any reason whatsoever, the Board shall increase the number of members serving on the Board by a number of additional members equal to the number of such Nominees designated during the Interim Period and/or not elected (as applicable), and the Samlyn Entities jointly shall be entitled to promptly designate nominee(s), who shall be appointed by the Board to fill such additional member positions promptly following such meeting of the stockholders called for the election of directors.

If the Samlyn Entities, together with their respective affiliates, cease to beneficially own at least 9,700,000 shares of Common Stock (which for this purpose includes shares of Common Stock underlying unexercised Warrants), the rights of the Samlyn Entities described above shall terminate automatically (the “Termination Event”). As promptly as practicable following the Termination Event, at the request of the Board, the Samlyn Nominees shall cause each Nominee to execute and deliver a letter of resignation to the Company, which resignation shall be effective immediately with respect to the Company and, if applicable, any subsidiary of the Company for which such Nominee serves as a director, manager or other similar position.

The Samlyn Entities have not exercised their right to nominate a director and the conditions precedent to the exercise of the Additional Rights have not occurred.

Obligation to appoint independent directors

In August, 2013, the Company sold $10.5 million of 10% PIK Election Convertible Notes due 2023 (“2023 Notes”).  In connection with such sale, the Company agreed to cause one independent director to be nominated and appointed to its Board of Directors prior to December 31, 2013, and another independent director to be nominated and appointed to its Board of Directors prior to March 31, 2014, unless holders of the 2023 Notes. The appointment of Messrs, Concha and Betz satisfied the requirements to appoint independent directors. The holders of the 2023 Notes did not nominate either person and had no input into the Board’s decision to elect them to the Board.

Compensation Committee

The Board of Directors established a Compensation Committee and adopted a committee charter in November, 2013.   The Committee is required to meet at least twice a year.  The committee charter states that the committee will have the resources and authority necessary to discharge its duties and responsibilities and the committee has sole authority to retain and terminate outside counsel, compensation consultants, or other experts or consultants, as it deems appropriate, including sole authority to approve the fees and other retention terms for such persons.

The principal responsibilities of the Compensation Committee are as follows:

1.	Board Compensation. Periodically review the compensation paid to non-employee directors and make recommendations to the Board for any adjustments.

2.	Chief Executive Officer Compensation.
a.	Conduct an annual CEO evaluation.
b.	Assist the Board in establishing CEO annual goals and objectives, if appropriate.
c.	Recommend CEO compensation to the other independent members of the Board for approval.
(The CEO may not be present during deliberations or voting concerning the CEO's compensation.)

3.	Other Executive Officer Compensation.
a.	Oversee an evaluation of the performance of the Company's executive officers and approve the annual compensation, including salary and incentive compensation, for the executive officers.
b.

Review the structure and competitiveness of the Company’s executive officer compensation programs considering the following factors: (i) the attraction and retention of executive officers; (ii) the motivation of executive officers to achieve the Company’s business objectives; and (iii) the alignment of the interests of executive officers with the long-term interests of the Company’s shareholders.

c.	Review and approve compensation arrangements for new executive officers and termination arrangements for executive officers.

4.	General Compensation Oversight. Monitor and evaluate matters relating to the compensation and benefits structure of the Company as the Committee deems appropriate, including:
a.	Provide guidance to management on significant issues affecting compensation philosophy or policy.
b.	Provide input to management on whether compensation arrangements for Company executives incentivize unnecessary and excessive risk taking.
c.	Review and approve policies regarding CEO and other executive officer compensation.

5.	Equity and Other Benefit Plan Oversight.
a.

Serve as the committee established to administer the Company’s equity-based and employee benefit plans, and perform the duties of the Committee under those plans. The Compensation Committee may delegate those responsibilities to senior management as it deems appropriate. (It has not delegated any responsibilities.)

b.	Appoint and remove plan administrators for the Company’s retirement plans for the Company’s employees and perform other duties that the Board may have with respect to the Company’s retirement plans.

6.	Compensation Consultant Oversight.
a.

Retain and terminate compensation consultants that advise the Committee, as it deems appropriate, including approval of the consultants’ fees and other retention terms. Ensure that the compensation consultant retained by the Committee is independent of the Company.

The Compensation Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee. The committee may delegate to the Chief Executive Officer the authority to make grants of equity-based compensation in the form of rights or options to eligible officers and employees who are not executive officers, such authority including the power to (i) designate officers and employees of the Company or of any of its subsidiaries to be recipients of such rights or options created by the Company, and (ii) determine the number of such rights or options to be received by such officers and employees; provided, however, that the resolution so authorizing the Chief Executive Officer shall specify the total number of rights or options the Chief Executive Officer may so award.  If such authority is delegated, the Chief Executive Officer shall regularly report to the Committee grants so made and the Committee may revoke any delegation of authority at any time.  The Compensation Committee has not delegated any authority to the Chief Executive Officer.

For purposes of determining CEO compensation for 2013 and 2014, the Compensation Committee engaged compensation consultants in 2012 and 2013 to conduct a competitive compensation study of the Company's President, Chief Executive Officer, and Director (the "CEO") in order to determine the competitive levels of compensation for comparable positions among similar publicly-traded companies.

The Compensation Committee Charter describes the specific responsibilities and functions of the Compensation Committee.  A copy of the compensation committee charter is available at www.appliedminerals.com.

Compensation Committee Interlocks and Insider Participation

Messrs. Levy and Concha, and, prior to his resignation as a director on December 31, 2013, Mr. Stone served on the Compensation Committee in 2013. None were officers of employees of the Company or engaged in any related party transactions as described in Item 404 of Regulation S-K. No executive officer of the Company was involved in any interlock as that term as described in Item 402(e)(4) of Regulation S-K. Mr. Zeitoun participated in deliberations of the Board of Directors concerning executive officer compensation other than his own.

Stockholder Communications to the Board of Directors

Stockholders may communicate with the Board of Directors by sending an email or a letter to Applied Minerals, Inc. Board of Directors, c/o President, 110 Greene Street, Suite 1101, New York, New York, 10012.  The President will receive the correspondence and forward it to the individual director or directors to whom the communication is directed or to all directors if not directed to one or more specifically.

Part 3	Information concerning executive officers and their compensation

Executive Officers

The Named Executive Officers of the Company are:

Name	Age	Position
Andre Zeitoun	41	President, CEO, Director
Nat Krishnamurti	42	Chief Financial Officer
William Gleeson	71	General Counsel

Messrs. Zeitoun, Krishnamurti, and Gleeson were appointed to their positions pursuant to employment agreements.

Andre Zeitoun (biographical information about Mr. Zeitoun appears above under “Information about Directors”).

Nat Krishnamurti.  Mr. Krishnamurti was appointed Chief Financial Officer in May, 2012.  Prior thereto, Mr. Krishnamurti spent 11 years at inVentiv Health, a provider of clinical, communications and commercial services to the global pharmaceutical, life sciences and biotechnology industries, where he served in a number of senior-level finance positions.  His last position there was Vice President - Accounting and Reporting, a position he held as the company transitioned its corporate headquarters to a different state after being acquired.  Prior thereto he was Chief Accounting Officer.  Mr. Krishnamurti is a CPA and worked as an auditor for PwC.

William Gleeson.  Mr. Gleeson was appointed General Counsel in September, 2011.  Prior thereto he was a partner in the law firm K&L Gates LLP for more than five years, specializing in securities, corporate, and M&A law.

Executive Compensation

On September 6, 2012, the Board established a Compensation Committee. Prior thereto, the Board acted as a compensation committee. After establishment of the committee, compensation decisions, including 2012 bonuses, for Named Executive Officers were made by the Compensation Committee.

2009 Management Agreement

Andre Zeitoun was appointed to his positions with the Company pursuant to an agreement with Material Advisors LLC, a management services company formed to provide management services to the Company. Mr. Zeitoun is one of the three members of Material Advisors, Mr. Zeitoun being the manager.

On December 30, 2008, the Company entered into a management agreement with Material Advisors (“2009 Management Agreement”). The term of the 2009 Management Agreement commenced on January 1, 2009, and it had a term ending on December 31, 2010 but provided for extension for 2011.  In March, 2010, the parties agreed to extend the agreement for 2011.

Under the 2009 Management Agreement, Material Advisors was to use Mr. Zeitoun and the other two members of Material Advisors (the three collectively, “Management Personnel”) to perform senior management services.  Such services were described in the 2009 Management Agreement to include services that are customarily provided by a chief executive officer but not (unless otherwise agreed) services customarily provided by a chief financial officer (it was subsequently agreed to have a member of Material Advisors serve as Interim Chief Financial Officer, which he did from February, 2009 to May, 2012).  Pursuant to the 2009 Management Agreement, through December 31, 2011, Mr. Zeitoun served as the Company’s Chief Executive Officer and as a member of the Company’s Board of Directors.

The 2009 Management Agreement specified that the senior management services that were to be provided by Material Advisors included, without limitation, consulting with the Board of Directors of the Company and the Company’s management on business and financial matters, including matters related to, among other matters, (i) new business development, creating and implementing the Company’s business plan and overseeing and supervising the Company’s operations, (ii) preparation of operating budgets and business plans, (iii) Company’s corporate and financial structure, (iv) formulation of long term business strategies, (v) recruiting senior management, (vi) financing, and (vii) resolving investigations and litigation involving the Company.

Under the 2009 Management Agreement, Material Advisors was paid an annual fee of $1,000,000 per year the Management Agreement, payable in equal monthly installments of $83,333.

The 2009 Management Agreement provided that Material Advisors was solely responsible for all travel, entertainment, office and marketing expenses and all other ordinary and necessary business expenses incurred by the Material Advisors and the Management Personnel in connection with the performance of the services (“Company Expenses”).  Such Company Expenses in 2009, 2010, and 2011 were $468,000, $440,500, and $450,000, respectively.

Under the 2009 Management Agreement, the Company granted Material Advisors 6,583,277 non-qualified stock options to purchase Common Stock at $0.70 per share (a number of shares of the Company equal to 10% of the outstanding Common Stock of the Company on a fully diluted basis, not including these options), vesting in equal monthly installments over three years (the “$0.70 Option”). On December 30, 2008 (the execution date of the 2009 Management Agreement) as well as on December 29, 2008 (the day before the execution date), the reported closing stock price for the Company’s Common Stock was $0.14.

The 2009 Management Agreement provides for the following treatment of the $0.70 Option in the event of a “going private transaction.”  Upon the consummation of a transaction resulting in (i) the Company ceasing to be a SEC reporting company, or having less than 300 stockholders of record and (ii) David A. Taft, IBS Capital LLC, The IBS Turnaround Fund L.P., The IBS Turnaround Fund (QP), The IBS Opportunity Fund (BVI). Ltd., or any of their affiliates or related entities own in the aggregate more than 50% of the outstanding equity capital of the Company immediately following such transaction (a “Going Private Transaction”), the $0.70 Option would be cancelled and replaced by a non-qualified stock option (the “Going Private Option”), accompanied by a tandem stock appreciation right (the “SAR”).  The Going Private Option would provide Material Advisors the right to purchase the same percentage of Company’s (or its successor’s) outstanding shares of Common Stock (as the $.70 Option provided) after giving effect to the going private transaction that were subject to the $0.70 Option.  The SAR would entitle Material Advisors to receive either shares of Common Stock or cash equal in value to the excess of the fair market value of a share of Common Stock on the date of exercise over the base price per share under the SAR.

The exercise price of the Going Private Option and the base price under the SAR would be be the fair market value per share to be paid in the Going Private Transaction to stockholders who are not investing in the going private vehicle.  The term of the $0.70 Option, the Going Private Option and the SAR would be 10 years.  During such periods, the Going Private Option and the SAR would fully exercisable.

Under the 2009 Management Agreement, Material Advisors was solely responsible for the compensation of the Management Personnel and the Management Personnel were not entitled to any direct compensation or benefits from the Company (including, in the case of Mr. Zeitoun, for service on the Board). The 2009 Management Agreement did not specify the levels of compensation to Mr. Zeitoun or the other members of Material Advisors. At the time the 2009 Management Agreement was entered into (i) the Company did not know, was not entitled to know, did not have any input, and was not entitled to have any input, into allocation of cash or options described above by Material Advisors to its members or the amounts paid for Company expenses and (ii) the Company did not know, and was not entitled to know, the amount of the Company Expenses.

The 2009 Management Agreement provided that if Material Advisors was terminated by the Company without Cause or Material Advisors resigned for Good Reason or the Company gave a notice of non-renewal, all unvested options would have vested and if such action occurred in 2009-2010, the remaining annual cash fee through the end of 2010 would have been paid.  The 2009 Management Agreement did not provide for any adjustment in the cash fee would be made for the Company Expenses to be paid by Material Advisors in the event of termination.

The provisions of the 2009 Management Agreement were determined by negotiation and as part of the overall compensation package

The Company did not use a compensation consultant in connection with the 2009 Management Agreement or benchmark compensation.   With respect to the extension for 2011, because all unvested options would vest if the 2009 Management Agreement were not extended for 2011 and the amount of 2011 compensation was already negotiated, the use of a compensation consultant or benchmarking for 2011 would have been, in the judgment of the Board, not useful.

2012 Management Agreement

On February 8, 2011, the Board of Directors extended the 2009 Management Agreement through December 31, 2012 (“2012 Management Agreement”).  As part of the 2012 Management Agreement, the Material Advisors were granted options to purchase 2,904,653 shares of Common Stock of the Company at $0.83 per share with a 10-year term, vesting equally over twelve months beginning January 1, 2012. Otherwise, the 2012 Management Agreement was essentially the same as the 2009 Management Agreement.

On January 18, 2012, the Board of Directors agreed to amend the 2012 Management Agreement so that it would provide that Company would bear the Company Expenses incurred for 2012.  On the same date, the Board of Directors also awarded to Material Advisors a $750,000 bonus payable immediately.  At the time, the Board was aware of the allocation by Material Advisors to its members of compensation (both cash and options) paid to Material Advisors by the Company, with Mr. Zeitoun being entitled to allocations of 60%.

The Company did not use a compensation consultant in connection with the 2012 Management Agreement or benchmark compensation.

Transition to Direct Compensation of Management Personnel

In November, 2012, the Board of Directors and Material Advisors agreed that Mr. Zeitoun and the other Management Personnel would become direct employees of the Company and compensation of the Management Personnel in 2014 and subsequent years would be made directly and not through Material Advisors.

Summary Compensation Table

The following table contains information about compensation awarded to our Named Executive Officers in 2013, 2012, and 2011.

				Option	All Other
Name and		Salary	Bonus	Awards(1)	Comp.	Total
Principal Position	Year	($)	($)	($)	($)	($)

Andre M. Zeitoun,	2013	600,000	400,000(2)	---	---	1,000,000
CEO, President,	2012	600,000	850,000(2)	2,408,539		3,858,539
Director (3)	2011	282,000	---	1,181,613	- 0 -	1,463,613

Nat Krishnamurti,	2013	225,000	---	49,686	5,000	279,686
CFO (4)	2012	105,000	---	400,200	2,917	508,117
	2011	---	---	---	---	---

William Gleeson,	2013	250,000	---	---	---	250,000
General Counsel (5)	2012	200,000		100,065	---	300,065
	2011	58,333	---	1,370,340	31,660	1,460,333

(1)

This column represents aggregate grant date fair value in accordance with FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions, so that the expected life on the options is the full term of the options. For additional information, refer to Note 10 to the Notes to Consolidated Financial Statements found in Item 15, Part IV of the Company’s Annual Report on Form 10-K, which serves as the Annual Report to Stockholders. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the Named Executive Officers. The options awards granted were valued using the Black Scholes Option Valuation Model

(2)

Mr. Zeitoun’s 2013 bonus of $400,000 was awarded in 2013 and paid in January, 2014, and Mr. Zeitoun received two bonuses reported for 2012: $450,000 (60% of the $750,000 bonus paid to Material Advisors LLC) in January, 2012 that was awarded for prior performance; and $400,000 awarded in November, 2012 and paid in January, 2013 for 2012 performance. See Compensation Discussion and Analysis for further information.

(3)

Mr. Zeitoun received no direct compensation from the Company in 2011 and 2012.  He was a member of Material Advisors, LLC, a consulting firm that provided managerial services to the Company in 2009 through 2012 pursuant to 2009 Management Agreement effective beginning January 1, 2009 and extended through December 31, 2012 and except as noted below the amounts are allocations to Mr. Zeitoun from Material Advisors.

Under the 2012 Management Agreement in February, 2011, the Company paid Material Advisors, LLC a $1 million fee annually in exchange for management services provided by Material Advisors, LLC and Material Advisors was granted options to purchase 2,904,653 shares of Common Stock of Applied Minerals, at $0.83 per share with a 10-year term. The options vested equally over 12 months beginning on January 1, 2012.

Under the terms of the 2009 and 2012 Management Agreements, Material Advisors paid certain marketing and general corporate expenses incurred by the Company during the fiscal years ended December 31, 2009, 2010, 2011, and 2012.  Those expenses were $450,000 and $468,000 in 2010 and 2011, respectively. Under an amendment to the 2012 Management Agreement in January, 2012, Material Advisors was relieved of the responsibility for such expenses during 2012.

At the time of the amendment of the 2012 Management Agreement in January, 2012, Material Advisors was awarded a $750,000 cash bonus for prior performance with 60%, or $450,000, allocated to Mr. Zeitoun

In November 2012, Mr. Zeitoun was directly awarded by the Company a $400,000 bonus payable in January, 2014.

Beginning January 1, 2013 Mr. Zeitoun became a direct employee of Applied Minerals, Inc.  Under the terms of his 2013 employment agreements with the Company, on November 20, 2012, Mr. Zeitoun was granted options to purchase 1,742,792 shares of Common Stock of Applied Minerals Inc. at $1.66 per share with a 10-year term. Mr. Zeitoun receives no compensation for acting as a director.

(4)	Mr. Krishnamurti was appointed Chief Financial Officer on May 17, 2012. Other Compensation consisted of a car allowance.

Pensions

The Company does not have any pension plan or any nonqualified defined contribution or any nonqualified deferred compensation plans.

Potential Payments on Termination or Change in Control

Mr. Zeitoun.  Mr. Zeitoun’s 2014 employment arrangements contain the following provisions.  In the event he is terminated by the Company without Cause (as defined) or he terminates his employment for Good Reason (as defined), he shall receive (a) one-half of bonus amounts not yet earned (possible total bonus is $400,000 and is based on achievement of performance standards); plus (b)(i) $300,000, (ii) continuation of benefits (including for his family) on the same terms as in effect immediately prior to the date of termination for a period of six months (or applicable additional compensation to provide that he bears no more cost for COBRA for six months than he bore immediately prior to termination).

Mr. Gleeson. Mr. Gleeson’s 2014 employment arrangements contain the following provisions.  In the event he is terminated by the Company without Cause (as defined) or he terminates his employment for Good Reason (as defined), he shall receive not less than $41,666 and (ii) continuation of benefits (including for his family) on the same terms as in effect immediately prior to the date of termination for a period of six months (or applicable additional compensation to provide that he bears no more cost for COBRA for six months than he bore immediately prior to termination).

Mr. Krishnamurti. Mr. Krishnamurti’s employment arrangements contain the following provisions. In the event he is terminated by the Company without Cause (as defined) or he terminates his employment for Good Reason (as defined), he shall receive, in addition to accrued obligations, immediate vesting (i.e. exercisability) for such number of unvested options or shares of restricted stock that would otherwise would be vested as of the next anniversary date of his employment if his employment had continued through the next anniversary date.

Grants of Plan-Based Awards

The table set forth below indicates the grants to Named Executive Officers in 2013

Name	Grant date	Estimated future payouts under non-equity incentive plan awards	Estimated future payouts under equity incentive plan awards	All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Share)	Grant date fair value of stock and option awards ($)
Nat Krishnamurti, CFO (1)	5-29-13	NA	NA	NA	65,000	1.35	49,686

(1)	Options were granted in May, 2013 under the 2012 Long-Term Incentive Plan that was approved by stockholders in November, 2012

 Outstanding Equity Awards as of December 31, 2013

The following table provides information on the holdings as of December 31, 2013 of stock options granted to the Named Executive Officers. This table includes unexercised and unvested option awards. Each equity grant is shown separately for each Named Executive Officer.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013
OPTION AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date

Andre Zeitoun (1)	1-1-09	3,949,966	- 0 -	- 0 -	$0.70	1-1-19
	2-8-11	1,742,792	- 0 -	- 0 -	0.83	1-1-22
	11-20-12	1,597,559	145,233	- 0 -	1.66	1-1-23
Nat Krishnamurti (1)(2)	5-29-12	166,667	133,333	- 0 -	1.55	5-1-22
	5-29-13	65,000			1.55	5-29-23
William Gleeson (1)	8-18-11	700,000	200,000	- 0 -	1.90	8-18-21
	11-20-12	72,406	- 0 -	- 0 -	1.66	11-20-22

(1)

2009 and 2011 awards represent Mr. Zeitoun’s allocable share of awards to Material Advisors LLC granted pursuant to the management agreement between the Company and Material Advisors. The 2009 options vested in 36 monthly installments beginning February 1, 2009. The 2011 options vested in 12 monthly installments beginning February 1, 2012. The 2012 options vested in 12 monthly installment beginning February 1, 2013 and were awarded in connection with Mr. Zeitoun’s 2013 employment agreement.

(2)

Mr. Krishnamurti was appointed Chief Financial Officer on May 29, 2012. The 2012 options vest equally in 36 consecutive monthly beginning June 1, 2012 and were awarded pursuant to his employment agreement. The 2013 options vested immediately.

(3)	Mr. Gleeson’s 2011 options vested equally in 36 consecutive monthly beginning September 15, 2011 and were awarded pursuant to his employment agreement. The 2012 options vested immediately.

Options Exercised and Stock Vested

None of the Named Executive Officers exercised any options, SARs or similar instruments in 2013 and none had any stock awards, vested or unvested.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

There are no nonqualified defined contribution and other nonqualified deferred compensation plans for Named Executive Officers.

Related Party Transactions

Review, approval or ratification of transactions with related persons

Our Board of Directors has a written policy whereby it reviews any transaction involving the Company and a related party before the transaction occurs or upon any significant change in the transaction or relationship. There are no limitations on the types of transactions subject to review, except for ordinary business travel and entertainment. There are no set standards other than fairness. For these purposes, a related party transaction includes any transaction required to be disclosed pursuant to Item 404 of Regulation S-K of the Securities and Exchange Commission.

2012, 2013, and 2014 Related Party Transactions

Eric Basroon, Vice President of Corporate Development, is a bother-in-law of Andre Zeitoun. In 2012, he received a salary of $200,000 and was granted 580,931 options with an exercise price of $1.66 and a Black-Scholes value of $802,847. In 2013, he was paid a salary of $200,000. He is being paid the same salary in 2014.

Equity Compensation Plan Information

On November 20, 2012, the stockholders of the Company approved the adoption of the Applied Minerals, Inc. 2012 Long-Term Incentive Plan (“LTIP”) and the Short-Term Incentive Plan ("STIP”) and the performance criteria used in setting performance goals for awards intended to be performance-based under Code Section 162(m).  8,900,000 shares are authorized for issuance under the LTIP.  The STIP does not refer to a particular number of shares, but would use the shares authorized in the LTIP for issuance under the STIP.  No options have been granted under the STIP. The CEO, the CFO, Named Executive Officers, and directors, among others, are eligible to participate in the LTIP and STIP.  Prior to the adoption of the LTIP and STIP, stock options were granted under individual arrangements between the Company and the grantees.

Equity Compensation Information As of December 31, 2013
	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,803,526	$1.57 -	4,819,490

Equity compensation plans not approved by security holders	13,283,341	$0.87	---

Total	17,086,867	$1.03

(1)

The compensation plans not approved by stockholders were one-time grants and there were no additional securities that might be issued under the individual plans. All such grants were made prior to the adoption of the LTIP.

Part 4	Compensation analysis and discussion

Objectives and Strategy

The Company’s objectives are to develop a range of commercial applications for its halloysite clay resource located at its Dragon Mine property and to market those applications to industries seeking enhanced product functionality and to market its iron oxides for pigment and other uses.  We believe the successful marketing of such applications will generate material profits for the Company, which, in turn, will create significant value for its stockholders.  To realize this objective, the Company must attract and retain individuals, including our Named Executive Officers (“Named Executive Officers”), who possess the skill sets and experience needed to effectively develop and implement the business strategies and corporate governance infrastructure necessary to achieve commercial success.

Accordingly, compensation for the Named Executive Officers is designed to:

●	Incentivize the Named Executive Officers to lead the Company to profitable operations and to increase stockholder value;

●

Assure that over time a significant part of NEO compensation is linked to the Company’s long-term stock price performance, which aligns the Named Executive Officers’ financial interests with those of the Company’s stockholders;

●	Attract, motivate, and retain qualified employees;

●	Motivate the Named Executive Officers to develop long-term careers at the Company and contribute to its future prospects; and

●	Permit the Named Executive Officers to remain focused on the development of the Company’s business in the midst of actual or potential change-in-control transactions.

The Company seeks to provide competitive compensation that is commensurate with individual and Company-wide performance.  Accordingly, a significant portion of the total compensation paid to the Named Executive Officers over time is placed at risk through long-term, equity-based incentives that are designed to encourage the Named Executive Officers to continuously enhance the Company’s financial performance and create long-term stockholder value.

The Company does not have a policy concerning minimum ownership or hedging by executive officers of Company securities.

Compensation of Mr. Zeitoun

Mr. Zeitoun has been president and CEO of the Company since 2009.

Management Agreements with Material Advisors

From 2009-2012, the Company was managed pursuant to management agreements with a limited liability company, Material Advisors, organized solely for the purpose of supplying senior management services to the Company.  Material Advisors was required to provide to the Company three senior managers who were the sole members of Material Advisors. One of these individuals was Mr. Zeitoun. The three members of Material Advisors insisted that the Company engage them indirectly through the entity Material Advisors, which the members believed would provide them an added layer of protection when they assumed the management responsibilities of a company that faced a challenging liquidity situation, an SEC investigation, and a stockholder class action lawsuit.

Under the 2009 and 2012 Management Agreements, the Company compensated Material Advisors in cash and stock options.  Given the Company’s precarious liquidity situation, its need for a drastic operational turnaround, and the legal challenges it faced, Material Advisors sought a 10.5% equity stake (through an far out-of-the-money option grant) to assume what it considered to be a significant managerial challenge.  Cognizant of the Company’s need to preserve cash, Material Advisors agreed to pay certain corporate expenditures out of its management fee over the term of the 2009 Management Agreement.  Additionally, Material Advisors agreed to set the exercise price of its initial option grant significantly above (500%) the market price of the Company’s Common Stock to demonstrate to the Company and its largest stockholder (who had been, and would continue to be, a source of capital for the Company) its commitment to the Company.

Allocations by Material Advisors

Material Advisors, in its sole discretion, allocated amounts of the compensation it received from the Company to its three members.  Material Advisors was under no obligation to tell the Company how allocations were made to its three members and, until January 2012, the Company did not know such allocations. With the exception of the bonus granted to Mr. Zeitoun in November, 2012 for 2012 performance (granted to him directly and not to Material Advisors), the members used Material Advisors as a means of bargaining as a group and they made allocations of cash and stock options by agreement among themselves.  The Board’s inability to control allocations effectively took the issue of internal pay equity among members of Material Advisors out of the hands of the Board.

2011 Compensation

The management agreement between the Company and Material Advisors for the 2009-2011 period (“2009 Management Agreement”) was negotiated in late 2008 at a time when the Company faced a precarious liquidity situation, required new capital, had generated little revenue, had no near-term revenue prospects, had no operations, was delinquent for over a year in its SEC reporting obligations, was operating without a permanent management team, and faced both a securities law class action and an SEC investigation.

The compensatory terms of the 2009 Management Agreement were, in large part, influenced by the significant operational challenges and financial risks that Material Advisors would face as management of the Company.

Under the 2009 Management Agreement, the cash compensation to Material Advisors in 2011 was $1 million per year. From that amount, Material Advisors was required to pay certain of the Company’s expenses (marketing, office rent, and travel and entertainment, among others) (“Company Expenses”) amounting to $478,000. The Board did not know the amount of these expenditures until January, 2012.

Material Advisors allocated the cash compensation it received from the Company (after payment of Company Expenses) to its members after payment of the Company Expenses. In 2011, Mr. Zeitoun was allocated $282,000.

Under the 2009 Management Agreement, Material Advisors was granted an option to purchase 6,583,271 shares of the Company’s Common Stock. The option vested over a three-year period.  The number of shares of Common Stock subject to the options was selected so that the option, vesting over a three-year period, would give Material Advisors the right to acquire 10% of the total outstanding shares of Common Stock determined as of January 1, 2009, on a fully diluted basis (including the shares subject to the grant of options to Material Advisors).   The options were granted with an exercise price of $0.70 per share at a time when the market price of the Company’s Common Stock was $0.14 per share.  Mr. Zeitoun was allocated 60% of the options granted to Material Advisors or 3,949,963 options. The Black-Scholes vale of those options on the grant date was $395, 016.

For purposes of the 2009 Management Agreement, compensation to Material Advisors was not benchmarked against peers. In addition to the obvious difficulty of benchmarking compensation under a management agreement designed to compensate three individuals (as opposed to benchmarking an individual’s compensation), benchmarking compensation against peers was not meaningful as the creation of an applicable peer group was very difficult given the unique challenges facing the Company. With respect to the extension for 2011, because all unvested options would vest if the 2009 Management Agreement were not extended for 2011 and the 2011 compensation was already negotiated, the use of a compensation consultant or benchmarking for 2011 would have been, in the judgment of the Board, not useful.

At the time the Management Agreement was entered into and at the time it was extended for 2011, the directors believed that conditioning all or part of Material Advisors’ compensation on the achievement of performance goals appeared inappropriate given that under the circumstances (such circumstances including no operations, no revenues, no near- or mid-term prospects of revenues, among others) and the directors believed that there was no real basis for establishing and prioritizing performance goals and time periods for their achievement.   At the time, the financial (and in 2008, the legal) fates of Applied Minerals were so uncertain that the only performance goal that could be defined and measured was the Company’s continuation or non-continuation.

The Board, due to the Company’s tenuous financial condition, decided it was prudent to heavily weight Material Advisors’ overall compensation package provided in the 2009 Management Agreement and the 2011 extension toward stock options that would have value only if the market price of the Company’s stock increased significantly.  In light of the extreme out-of-the-money nature of the options, the compensation package can be seen as heavily weighted toward performance pay.

2012 Compensation

In February, 2011, the Company desired to lock in an agreement for the future services of Material Advisors in order to assure continuity of management. At the same time, Material Advisors was anxious to resolve any uncertainty about its future role with the Company. Both sides agreed that it would be appropriate and more efficient to model the 2012 compensation package on the 2009 Management Agreement.

In February 2011, the Board agreed to a management agreement with Material Advisors LLC for the year 2012 (“2012 Management Agreement”).   The 2012 Management Agreement provided for cash compensation of $1 million.  The $1 million for 2012 was the same annual cash compensation as was paid in the 2009-2011 period.  The 2012 Management Agreement required Material Advisors to pay Company Expenses (just as Material Advisors did under the 2009 Management Agreement), but Material Advisors was subsequently relieved of the responsibility, as described below.

The 2012 Management Agreement also provided for the grant of an option to acquire 2,907,653 shares of the Company’s Common Stock.  Mr. Zeitoun was allocated 1,742,792 options. The Black-Scholes value of the options allocated to Mr. Zeitoun was $1,181,637 on the grant date.   The per share exercise price was the current market price on the date of grant ($0.83 per share).  The number of shares subject to the grant was equivalent to 3.5% of the number of fully diluted outstanding shares of Common stock on the date of grant (including the grant under the 2009 Management Agreement but not the grant under the 2012 Management Agreement).

The February 2011 option grant was priced at-the-money as compared to the significantly out-of-the-money option granted in December 2008.    Given the operational progress and improved financial status achieved by management, the Board and Material Advisors agreed there would be no reason to grant an out-of-the-money option to Material Advisors in order for Material Advisors to demonstrate its commitment to the Company.

In considering the number of options to be granted, the Board focused primarily on the number of options as a percentage of the fully diluted shares as opposed to the Black-Scholes value.

In February 2011, the Board did not know how Material Advisors allocated cash and stock options to its members or the amount of Company Expenses borne by Material Advisors. Mr. Zeitoun’s allocation was 1,743,918 options, having a Black-Scholes value of $1,181,637.

Although significant progress had been made by Material Advisors in resolving some of the many problems facing the Company, benchmarking compensation against peers continued to seem inappropriate because of the difficulties in finding not only other companies managed under an agreement to supply senior executives to the Company but also other companies facing the same or a similar array of problems.

Although management had significantly resolved many of the legacy issues that had burdened the Company, it was still a pre-revenue operation focused on creating products that were to be sold into new markets.  As such, establishing specific performance goals and associated timelines to evaluate management would not be feasible. Accordingly, the compensation package did not link compensation, including vesting of stock options, to the achievement of predetermined performance goals.

The Board believed that the compensation package was designed to reward short-term performance and to encourage employee retention through the salary portion of the compensation package and to reward long-term performance and sustained growth in stock price through the significant amount of shares of Common Stock available for purchase under the options granted to Material Advisors.  Nevertheless, the cash portion was considered inadequate for the efforts and skill that the three members of Material Advisors would bring to the task.

In January 2012, the Board learned for the first time the amounts of Company Expenses that Material Advisors had been responsible for in 2009-2011 and the allocations that had been made by Material Advisors.  It also learned that 2012 compensation to Material Advisors would be allocated 60% to Mr. Zeitoun.

In December 2011, the Company had raised $10 million through the sale of Common Stock and warrants, without the use of an investment banker, in a complex transaction designed to limit dilution.  Thereafter, the Board believed that for the first time there were sufficient funds to reward Material Advisors appropriately for its past efforts.  In January, 2012, a bonus of $750,000 in respect of outstanding performance in the 2009-2011 period was awarded to Material Advisors. The size of the cash bonus granted in January, 2012 was determined, in large part, on the amount of money Material Advisors saved the Company through (i) the assumption of the CFO position, thereby saving the Company the expense of having to hire and compensate a CFO not affiliated with Material Advisors and (ii) the fees the Company avoided paying as a result of the members of Material Advisors raising approximately $21.6 million capital for the Company without the aid of an agent or broker. The bonus was discretionary and was not based on the achievement of any pre-determined performance standards.  This $750,000 bonus was also allocated 60% to Mr. Zeitoun ($450,000).

After negotiations with Mr. Zeitoun on behalf of Material Advisors, the Board agreed that it was appropriate to relieve Material Advisors of its obligation to continue to pay Company Expenses (which are noted above).  Relieving Material Advisors of this obligation had the effect of increasing the amount of cash distributable in 2012 by Material Advisors to its three members from approximately $550,000 (based on 2009-2011 experience) to $1 million.

In making these compensation decisions, the Board took into account the substantial progress that the Company had made during the 2009-2011 period, the fact that the market price of the Common Stock had increased 500% during the period of the 2009 Management Agreement, and the Company’s improved financial condition (having raised $10 million in December 2011 through the sale of stock and warrants). The Board believed that it was important to make up for what had seemed to be inadequate past compensation in order to further motivate the members of Material Advisors to perform services for the Company in the future. For largely the same reasons as noted above in connection with compensation decisions in February 2011, the Board did not believe that use of a compensation consultant or benchmarking or tying any part of cash compensation to the achievement of performance goals was appropriate.

On November 20, 2012, the Board and Material Advisors decided that the Company would deal with the three members of Material Advisors individually and, beginning in 2013, would not engage them through Material Advisors.

On November 20, 2012, the Board determined to grant Mr. Zeitoun a $400,000 cash bonus for exceptional 2012 performance, payable in the first week of 2013.  The Board believed that the additional cash bonus was an appropriate means of motivating and retaining Mr. Zeitoun.  The bonus was discretionary and was not based on the achievement of any pre-determined performance standards.  On Mr. Zeitoun’s recommendation, no bonuses for 2012 were awarded to the other members of Material Advisors.

In February 2011, the Board believed that the structure of the compensation package was heavily weighted toward “pay-for-performance” in that the options incentivized the members of Material Advisors to manage the Company in a manner such that the market price of the Common Stock would increase.  The Board did not believe that the increases in cash compensation in January 2012 and (for Mr. Zeitoun) in November, 2012 undermined the essential incentive structure of the compensation package because (i) the level of his cash compensation is less than what he had earned in past years and (ii) such a significant percentage of his future compensation is represented by his option grants.   The Board believed that the increases did bring the cash component more in line with the contribution and efforts of management.

2013 Compensation

On November 20, 2012, the Board agreed to compensate the three members of Material Advisors directly beginning with calendar year 2013 and determined the 2013 compensation for such persons.  The 2013 cash compensation for Mr. Zeitoun would be $600,000.   Options to purchase 1,742,581 shares of Common Stock were granted to Mr. Zeitoun (with a Black-Scholes value of $2,408,539).  The options vested over the period of the employment agreement (2013), vesting on the first day of the month following a month of the employment agreement beginning February 1, 2013 with the last vesting on January 1, 2014.  The options have an exercise price equal to market price of the Common Stock on the date of grant ($0.83).  The Board also agreed that Mr. Zeitoun would be eligible for a target bonus for 2013 of $400,000 but that the amount could be more or less depending on Mr. Zeitoun’s 2013 performance.  The criteria for determining performance would be decided at the time the Board made a decision as to whether to award a bonus.  These criteria could include quantitative and qualitative considerations such as sales, entering to arrangements with joint ventures and similar “reach through” arrangements, increases in market capitalization, development of corporate staff, management of plant expansions.

To assist in determining 2013 compensation for Mr. Zeitoun, the Compensation Committee sought advice from a compensation consultant from Hay Associates.

The compensation consultant used market data in his analysis that was drawn from the following sources:  public peer group in the mining and metals sector (13 companies; Comstock Mining Inc., General Moly Inc., Gold Reserve Inc., Golden Minerals Co., Midway Gold Corp, Mines Management Inc, Paramount Gold and Silver, Prospect Global Resources, Rare Element Resources Ltd , Revett Minerals Inc. Ruby Creek Resources Inc., Searchlight Minerals Corp,  and Vista Gold Corp)  and specialty chemical sector (7 companies; Monarch Cement Co, Northern Tech Intl, ADA-ES Inc, Chase Corp, Material Sciences Corp, Senonyx Corp, and Zoltek Cos Inc); the 2012 Hay Group Global Mining Compensation Review for pay-mix purposes; and a sample of companies recently completing an initial public offering as set forth in the Hay Group IPO Reporter (Matador Resources Company, Bonanza Creek Energy, Inc., Carbonite, Inc, C&J Energy, SunCoke Energy, KiOR, Compressco Partners, L.P., Solazyme, Inc., Energy Partners LP, International Corp., Kinder Morgan, Inc., Gevo, Inc., Primo Water Corporation, Amyris, Inc., Molycorp, Inc., Oasis Petroleum LLC, Aluminum Holding Corporation, Douglas Dynamics, Inc., Global Geophysical Services, Inc., Metals USA Holdings Corp., Graham Packaging Company Inc., Cellu Tissue Holdings, Inc.)   The consultant stated that the analysis focused on annual compensation mix and levels relative to market as well as CEO equity ownership relative to other companies recently completing an initial public offering.  The basis for selecting peer group companies consisted of the following factors: assets, market capitalization, nature of the business, the talent market, complexity, and the market share.

Compared to the peer group companies in the mining sector as well as the specialty chemicals sector in the IPO Reporter sample, the Board determined that Mr. Zeitoun’s 2012 compensation was above the 75th percentile. It also determined that Mr. Zeitoun’s 2012 pay mix (as among salary, bonus, and options) was generally well aligned with the pay mixes in the samples noted above.

The consultant stated that there is no perfect model for determining what the appropriate compensation for a CEO should be.  He said that the Compensation Committee would have to review the data presented in his report and use its business judgment to create a package that would be motivational to the CEO and also retain him, as the Board believed that the CEO is key to the success of the business.  The compensation consultant also said that while the Company’s CEO position may have a certain “market value,” it is imperative that the Committee should also consider the contribution and value that Mr. Zeitoun brings to the position and, in particular, the facts that (i) Mr. Zeitoun has raised substantial sums of money without the Company having to use investment bankers thereby saving substantial commissions, (ii) Mr. Zeitoun is leading the Company’s technology development to further commercialize its products, and (iii) serving multiple roles (CEO and COO).

Members of the Board noted differences between the Company and many of the mining companies in the peer group.  In particular, many of the peer group companies were gold companies. They noted that entities involved in the gold-mining business are not engaged in businesses that have anywhere near the complexity of the Company’s business. In particular, the Board noted that gold companies have a product with a ready market; thus, they do not have to develop a market, as the Company must do for halloysite. The Board also noted that the stockholder return under Mr. Zeitoun’s leadership and, in particular, the Company’s market capitalization, had increased from $10 million to $150 million under Mr. Zeitoun’s leadership.  Mr. Zeitoun indicated that he believed that for peer-group comparison purposes, the Company was more like a developmental pharmaceutical company.  Other members of the Board also agreed that the Company was more like developmental pharmaceutical, biotech and software companies.

The consultant indicated that he thought that “in this market” compensation for the CEO was $1.2 to $1.3 million, split 50/50 between cash and equity.  Members of the Board indicated that they believed that the consultant thought a higher amount was not unjustifiable and not inconsistent with what the directors believe to be appropriate. In response, the consultant noted that the Compensation Committee could take into account a number of factors related to the business and to individual circumstances, including the fact that Mr. Zeitoun raises money for the business without receiving commissions and he has the “contacts” that drive and support the business.

The Board, without Mr. Zeitoun, independently considered Mr. Zeitoun’s value to the Company.  The Board believes that he is extremely knowledgeable about the Company’s mineralization and its mining and processing activities, is crucial to its marketing and sales activities, provides strategic and day-to-day guidance to the Company, and is indispensible to, and not immediately replaceable by, the Company.   Finally, the Board also considered the increase in the market price of the Common Stock during Mr. Zeitoun’s tenure, which the Board largely attributed to Mr. Zeitoun and his leadership.  On the basis of the foregoing, the Board decided Mr. Zeitoun’s 2013 compensation, as set forth above.

On October 7, 2013, the Board, taking into account, quantitative  and qualitative factors, including, among other things, substantial progress at the Company moving toward sales, developing a sales team, building a new processing facility, and raising $16 million in new capital without the assistance of an investment banker, determined to award Mr. Zeitoun an $400,000 bonus (payable in January, 2014) for exceptional performance.

Mr. Zeitoun’s compensation for 2013 as reported in the Summary Compensation Table was significantly in excess of the compensation of the next highest paid NEO and the average of compensation of three Named Executive Officers other than Mr. Zeitoun.  But as noted in the footnotes to the Summary Compensation Table and in this CD&A, $450,000 of the 2012 compensation was paid for performance in prior years and $400,000 was awarded in 2012 but payable in 2013. To the extent that differentials in compensation between Mr. Zeitoun and the other Named Executive Officers could raise issues of internal pay equity, in the opinion of the Board, Mr. Zeitoun's compensation was fully justified by his expertise, his role in raising capital from investors without the use of investment bankers, his general management of the Company, his role in the marketing and sales efforts of the Company and by the fact that his efforts far exceed the contributions and efforts of other employees.

Compensation of Mr. Gleeson

William Gleeson, our General Counsel, was hired as of September 15, 2011. Mr. Gleeson’s three-year employment agreement provides for annual cash compensation of $200,000 plus a 10-year option to purchase up to 900,000 shares of Common Stock at an exercise price of $1.90 per share, which was above the $1.74 market price on the date of grant, September 15, 2011. The Black-Scholes value of the options was $1,370,340 on the date of grant.  The options vested in 36 monthly installments beginning September 15, 2011. Mr. Gleeson’s employment may be terminated at will.  The Company did not use a compensation consultant in connection with the employment agreement.

The compensation package in the employment agreement reflected Mr. Gleeson’s familiarity with the Company and its legal issues resulting from his representation of the Company beginning in January, 2008.  The relative mix of cash and options reflected the Company’s strained cash position and its near-term revenue prospects at the time of the hiring, with the number of options designed to compensate for the relatively low cash compensation.  The vesting of the options was not tied to any performance standards because at the time, given the Company’s limited amount of sales and its lack of profitability, it was deemed that the meaningful performance standards could not be established.  For the same reason, the Company did not establish performance standards for bonus awards. The Company did not use compensation consultants in connection with Mr. Gleeson’s compensation and did not benchmark compensation. No cash bonus was awarded to Mr. Gleeson.

On November 20, 2012, the Board, on the recommendation of Mr., Zeitoun, awarded Mr. Gleeson 72,406 stock options with a Black-Scholes value of $100,065 and increased his compensation to $250,000 per year because of exemplary performance in 2012.

Compensation of Mr. Krishnamurti

In May, 2012, the Company, on the recommendation of Mr. Zeitoun, hired Mr. Krishnamurti under a three year employment agreement calling for an annual salary $180,000 and an option grant to purchase 300,000 shares of the Company’s Common Stock with Black-Scholes value of $400,200 determined on the date of grant.  The terms, including the compensation amounts and the number of options, as well as the mix between those elements, were negotiated by the parties and the Board believed that the compensation package reflected Mr. Krishnamurti’s expertise and experience and gave him appropriate long-term incentive through the stock options.

In May 2013, the Board, on the recommendation of Mr. Zeitoun, increased Mr. Krishnamurti’s cash compensation to $225,000 and granted and 10-year option vesting immediately to purchase 65,000 shares of Common Stock with a Black-Scholes value of $49,686 because of excellent performance.

Tax and Accounting Treatment of Compensation

Deductibility Cap on Executive Compensation

The Compensation Committee is aware that Section 162(m) of the Internal Revenue Code treats certain elements of executive compensation in excess of $1 million a year as an expense not deductible by the Company for federal income tax purposes. Mr. Zeitoun’s compensation for the Company’s 2012 tax purposes was $1,050,000 and was not performance-based, so that $50,000 was not deductible. Depending on the market price of the Company’s Common Stock on the date of exercise of options that are not performance-based, the compensation of certain executive officers in future years may be in excess of $1 million for purposes of Section 162(m). The Compensation Committee reserves the right to pay compensation that may be non-deductible to the Company if it determines that it would be in the best interests of the Company

Tax and Accounting Treatment of Options

We are required to recognize in our financial statements compensation cost arising from the issuance of stock options.  GAAP requires that such that compensation cost is determined using fair value principles (we use the Black-Scholes method of valuation) and is recognized in our financial statements over the requisite service period of an instrument (for 2012 and prior years, generally we used the vesting period for employee and consultant options and warrants). However, the tax deduction is only recorded on our tax return when the option is exercised. The tax benefit received at exercise and recognized in our tax return is generally equal to the intrinsic value of the option on the date of exercise.

Compensation of Policies and Practices as they relate to Risk Management

The Company does not believe that its compensation policies and practices (cash compensation and at-the-market or above-market five- and ten-year options without performance standards and with or without vesting schedules) are reasonably likely to have a material adverse effect on the Company as they relate to risk management practices and risk-taking incentives

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on such review and discussions, the Discussion and Analysis in this Proxy Statement.

Mario Concha

John Levy

Robert Betz

Part 5	Information concerning Independent Registered Public Accountant

Independent Registered Accountant for 2014

EisnerAmper LLP was the Company’s independent accountant for the fiscal year ending December 31, 2013 and has selected by our Board of Directors as the Company’s independent accountant for the fiscal year ending December 31, 2014. The Board asks stockholders to ratify that selection. Although current law, rules, and regulations require the Board of Directors to engage, retain, and supervise the Company’s independent auditor, the Board considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of EisnerAmper LLP for ratification by stockholders as a matter of good corporate practice.

The affirmative vote of holders of a majority of the shares of Common Stock cast in person or by proxy at the meeting is required to approve the ratification of the selection of EisnerAmper LLP as the Company’s independent auditor for the current fiscal year. If a majority of votes cast does not ratify the selection of EisnerAmper LLP, the Board of Directors will consider the result a recommendation to consider the selection of a different firm.

Representatives of the EisnerAmper LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

Fees to Accountants

The following table presents fees for services rendered by EisnerAmper LLP, the independent auditors for the audits of the Company’s annual consolidated financial statements for the years ended December 31, 2013 and 2012, and by PMB Helin Donovan for services relating to the first quarter of 2012.  Tax services were provided by EisnerAmper LLP in 2013 and PMB Helin Donovan in the 2012.

	Year ended
	December 31, 2013	December 31, 2012

Audit Fees (1)	$103,000	$166,352
Audit-Related Fees	--	--
Tax Fees (2)	7,500	7,500
All Other Fees	--	--

Total	$110,500	$173,852

(1)	PMB Helin Donovan LLP was our auditor for the 2011 year-end audit and the first quarter of 2012 review. EisnerAmper LLP replaced PMB Helin Donovan LLP starting with the second quarter 2012 review.
(2)	Tax fees represent the aggregate fees paid for professional services, principally including fees for tax compliance and tax advice.

Dismissal of PMB Helin Donovan LLP and Engagement of EisnerAmper LLP

On June 14, 2012, the Company, at the direction of the Board of Directors, dismissed PMB Helin Donovan LLP as its independent accountant.  The directors believed that as the Company transitioned the primary place of its financial recordkeeping and accounting functions from Idaho (which was the place of the Company’s headquarters until 2009) to New York City, it was appropriate to move the auditing function from Spokane, Washington to New York City.

Through the date of dismissal in 2012,

a.

There were no disagreements with PMB Helin Donovan LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of PMB Helin Donovan LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

b.

PMB Helin Donovan LLP did not advise the Company that the internal controls necessary for the Company to develop reliable financial statements did not exist except that in its attestation report as of December 31, 2011, PMB Helin Donovan LLP indicated the Company did not maintain effective internal control over financial reporting as of December 31, 2011 because of the effect of a material weaknesses on the achievement of the objectives of the control criteria and contained an explanatory paragraph that stated:

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses have been identified and included in management’s assessment as of December 31, 2011:

1.	Certain controls over equity were not effective to ensure that all transactions involving equity were recorded in an accurate and timely fashion;
2.	Certain controls were not effective to ensure that all expenses were accurately categorized;
3.	The Company did not have adequate control over the recording and monitoring of purchase orders and accounts receivables; and
4.

There was an insufficient number of personnel with appropriate technical accounting and SEC reporting expertise to perform a timely financial close process, adhere to certain control disciplines, and to evaluate and properly record certain non-routine and complex transactions. This resulted in audit adjustments, which are material in the aggregate and necessary to present the annual audited financial statements in accordance with generally accepted accounting principles. In light of the actual audit adjustments required and the effect on the account balances and related disclosures in the financial statements management determined there is a more than a remote likelihood that material misstatement could occur and not be detected in the Company's interim or annual audited financial statements.

The Board of Directors acting as audit committee (at the time the Company did not have an audit Committee) discussed the above matters with PMB Helin Donovan LLP and authorized EisnerAmper to discuss such matters with PMB Helin Donovan LLP.

c.

PMB Helin Donovan LLP did not advise the Company that information had come to the PMB Helin Donovan LLP’s attention that has led it to no longer be able to rely on management's representations, or that had made it unwilling to be associated with the financial statements prepared by management;

d.

PMB Helin Donovan LLP did not advise the Company of the need to expand significantly the scope of its audit, or that information has come to PMB Helin Donovan LLP’s attention, that, if further investigated, may have:

i.

Materially impacted the fairness or reliability of either: a previously issued audit report or the underlying financial statements; or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements), or

ii.	Caused it to be unwilling to rely on management's representations or be associated with the Company's financial statements

e.

PMB Helin Donovan LLP did not advise the Company that information had come to PMB Helin Donovan LLP’s attention that it concluded materially impacted the fairness or reliability of either (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to the accountant's satisfaction, would prevent it from rendering an unqualified audit report on those financial statements).

On June 15, 2012, the Company provided PMB Helin Donovan LLP with a copy of the statements made above and requested PMB Helin Donovan LLP to furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agreed with the statements and, if not, stating the respects in which it does not agree.  PMB Helin Donovan LLP did not provide any such letter.

On June 18, 2012, the Company engaged EisnerAmper LLP as its independent accountant. The Company did not consult EisnerAmper in 2010, 2011, or 2012 prior to its engagement, regarding the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K), there being no such disagreements or reportable events

Policy on Board of Directors' Pre-Approval of Audit an Non-Audit Services of Independent Auditors

The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services provided by the Company’s independent registered public accounting firm. The policy is designed to ensure that the provision of these services does not impair the registered public accounting firm’s independence. Under the policy, any services provided by the independent registered public accounting firm, including audit, audit-related, tax and other services must be specifically pre-approved by the Board of Directors. The Board of Directors does not delegate responsibilities to pre-approve services performed by the independent registered public accounting firm to management. For the fiscal year ended December 31, 2013, all services provided by the Company’s independent registered public accounting firm were subject to pre-approval by the Board of Directors.

Part 6	Additional important information

Beneficial Stock Ownership:  Directors, Named Executive Officers, and 5% Holders.

The following table sets forth, as of October 15, 2014, information regarding the beneficial ownership of our Common Stock with respect to each of the Named Executive Officers, each of our directors, each person known by us to own beneficially more than 5% of the Common Stock, and all of our directors and Named Executive Officers as a group.  Each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.  The percentage of Common Stock beneficially owned is based on 95,031,371 shares of Common Stock outstanding as of October 15, 2014 plus a person’s shares subject to options or warrants granted that are exercisable or will be exercisable within 60 days of October 15, 2014.

Name and Address (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percentage of Common Stock Beneficially Owned
John Levy (2) (3) (5)	587,207	*
Robert Betz (2)(3)(6)	58,817	*
Mario Concha (2)(3)(7)	80,275	*
David Taft (2)(3) (7)(8)	22,331,153	23.5%
Ali Zamani (2)(3)(9)	95,382%
Andre Zeitoun (2)(3)(4)(5)(10)	8,762,899	8.6%
Nat Krishnamurti (2) (4) (11)	406,668	*
William Gleeson (2) (4) (12)	1,089,075	*
All Named Executive Officers and Directors as a Group	33,411,476	32.0%
IBS Capital, LLC (8)	23,331,153	23.5%
Samlyn Capital LLC (2)(13)	15,000,000	15.0%
James Berylson (14)	5,454,381	5.6%
Berylson Capital Partners (14)	6,727,381	6.9%
Material Advisors, LLC (15)	9,487,930	9.9%

* Less than 1%

(1)	Unless otherwise indicated, the address of the persons named in this column is c/o Applied Minerals, Inc., 110 Greene Street, Suite 1101, New York, NY 10012.
(2)

Included in this calculation are shares deemed beneficially owned by virtue of the individual’s right to acquire them within 60 days of the date of October 15, 2014 as determined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(3)	Director.
(4)	Executive officer.
(5)

Mr. Levy’s holdings include: (i) options to purchase 93,750 shares at $0.70 per share 31,250 expiring December, 2014, 31,250 expiring in March, 2015 and 31,250 expiring in June, 2015; (ii) options to purchase 60,000 shares of common stock at $1.00 per share expiring in October 2015; (iii) options to purchase 100,000 shares of common stock at $1.00 per share expiring in June 2016; (iii) options to purchase 100,000 shares of common stock at $0.83 per share expiring November 2016; (iv) options to purchase 100,000 shares of common stock at $1.24 per share expiring in January 2018; (v) options to purchase 100,000 shares of common stock at $1.66 per share expiring November 2022; and (vi) options to purchase 37,500 shares of common stock at $0.83 per share expiring in March 2024.

(6)	Mr. Betz’s holdings include options to purchase 37,500 shares of Common Stock at $0.83 per share. The options expire in March, 2024.
(7)	Mr. Concha’s holdings include options to purchase 37,500 shares of Common Stock at $0.83 per share. The term of the options is five years and expires in March, 2024.
(8)

Mr. Taft’s is President of IBS Capital LLC and deemed to be the beneficial owner of shares held by the funds it manages by virtue of the right to vote and dispose of such securities. The IBS Turnaround Fund (QP) (A Limited Partnership) owns 13,284,670 shares. The IBS Turnaround Fund (A Limited Partnership) owns 6,451,889 shares of outstanding shares). The IBS Opportunity Fund, Ltd. owns 2,594,153 shares.

(9)	Mr. Zamani’s holdings include options to purchase 37,500 shares of Common Stock at $0.83 per share. The options expire in March, 2024.
(10)

Mr. Zeitoun’s holdings include: (i) options (held through Material Advisors) to purchase 3,949,966 shares of common stock at $0.70 per share expiring in January 2019; (ii) options (held through Material Advisors) to purchase 1,742,792 shares of common stock at $0.83 per share expiring in January 2021; and (ii) options to purchase 1,742,792 shares of common stock at $1.66 per share expiring in November 2022.

(11)

Mr. Krishnamurti’s holdings include options to purchase 200,000 shares of common stock at $1.55 per share expiring in May 2022; 65,000 shares of common stock at $1.35 per share expiring in May 2023; 75,000 shares of common stock at $0.84 per share expiring in May 2024.

(12)

Mr. Gleeson’s holdings include options to purchase 900,000 shares of common stock at $1.90 per share expiring in September 2021; options to purchase 72,406 shares of common stock at $1.66 per share expiring in November 2022; and options to purchase 600,000 shares of common stock at $0.84 per share expiring in June 2024.

(13)

Based upon the Schedule 13D filed with the Securities and Exchange Commission on January 3, 2012, Samlyn Capital, LLC, 500 Park Avenue, 2nd Floor, New York, N.Y. 10022, is the beneficial owner of shares of held by funds it manages by virtue of the right to vote and dispose of the securities.  The 13D indicated that Samlyn Onshore Fund, L.P. owned 3,850,000 shares and a warrant to purchase 1,925,000 shares of Common Stock for $2.00 per share and Samlyn Offshore Master Fund, Ltd., owned 6,150,000 shares of Common Stock and a warrant to purchase 3,075,000 shares of Common Stock for $2.00 per share.  The ownership of Samlyn Onshore Fund, L.P. is 6.0% and the ownership of Samlyn Offshore Master Fund, Ltd. is 9.5%, in each case adjusted for the dilutive effect of the warrants held by both funds. Robert Pohly is the president of Samlyn Capital, LLC.  He has beneficial ownership of shares owned by funds of which Samlyn Capital, LLC is the general partner or investment manager, Mr. Pohly having sole voting and investment power.

(14)

James Berylson beneficially owns 5,454,381 shares beneficially owned by Berylson Capital Partners including 3,150,000 shares issuable on conversion of PIK Notes. The address of Berylson Capital Partners is 33 Arch Street, 31st Floor, Boston, MA 02110.

(15)

Holdings are vested options to purchase 9,487,530 shares of Common Stock at prices between $0.70 and $0.83 per share.  6,583,277 options will expire in December, 2018 and 2,904,653 options will expire in January, 2022.  Mr. Zeitoun is a member of Material Advisors.  Options to purchase 5,692,758 shares have been allocated to his account in accordance with his ownership interest in Material Advisors and the remaining options have been allocated to the accounts of the other members.

Section 16(a) beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and any person who beneficially owns more than 10% of our Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors, and more than 10% stockholders are required by regulation to furnish us with copies of all Section 16(a) forms which they file.

During 2013, certain of our directors and executive officers filed Forms 3 or Forms 4 with the Securities and Exchange Commission. The information on these filings reflects the current ownership position of all such individuals.  To the best of our knowledge, during 2013 all such filings by our officers and executive directors were made timely. However, there were one filing for Mr. Levy in 2013 relating to two 2012 option grants by the Company and one filing in 2013 for each of Messrs. Zeitoun, Krishnamurti, and Gleeson relating in each case to one 2012 option grant by the Company. Each such filing was late as a result of a Company administrative errors for which an internal controls have been implemented to assure that the failure to make a timely fining does not happen again.

Stockholder Proposals and Nominations 2015 Annual Meeting

No determination has been made as to when the 2015 Annual Meeting will be held.  We will file a Current Report on Form 8-K when that determination is made.

Proposals made under Rule 14a-8

Rule 14a-8 under the Securities Exchange Act indicates the date or time frames that a proposal must be submitted to the Company in order to be included in the Company’s proxy statement and on the Company’s proxy card pursuant to the provisions of Rule 14a-8 for the 2015 Annual Meeting. Under such rule, the proposals must be submitted to the Company at our principal executive offices at Suite 1101, 110 Greene Street, New York, NY 10012 by the following dates:   if the 2015 meeting is held within 30 days of the date of the anniversary of the 2014 Annual Meeting, a stockholder’s Rule 14a-8 proposal must be received no later than the close of business on July 2, 2015;  if it is held more than 30 days from the date of the anniversary of the 2014 Annual Meeting of Stockholders, it must be received a reasonable time before the Company begins to print and send its proxy materials for the 2015 Annual Meeting.

Proposals and Nominations made under the Company’s Bylaws

The Company’s Bylaws provide means for stockholders to submit proposals that are not submitted under SEC Rule 14a-8 or to make director nominations. Under the Company’s Bylaws, stockholders who wish to make nominations or to submit proposals that are not submitted pursuant to SEC Rule 14a-8 for the 2015 Annual Meeting must provide notice that is delivered to or mailed and received at the principal executive offices of the Company:

(1)

by the close of business 60 days in advance of the anniversary of the 2014 Annual Meeting (which would be October 14, 2015) if such meeting is to be held during the period November 10, 2015 to December 3, 2015;

(2)	90 days in advance (which would be September 5, 2015), if such meeting is to be held on or after December 4, 2015 and on or before December 10, 2015; and

(3)	with respect to any other Annual Meeting of Stockholders, the close of business on the tenth day following the date of public disclosure of the date of such meeting.

The Company will not consider at the 2015 Annual Meeting any proposal or nomination that does not meet the requirements of Rule 14a-8or the Bylaw requirements, as the case may be.

Part 7	Proposals to be voted on at the meeting

Election of Directors

Six directors have been nominated for election at the Annual Meeting to hold office until the next Annual Meeting of Stockholders. The nominees were evaluated and recommended by the Board of Directors.

The directors will be elected by a plurality of the votes cast, meaning the directors receiving the largest number of “for” votes will be elected to the open positions. Under the Company’s advance notice ByLaw, the latest date (the date was stated in last year’s Proxy Statement) on which a stockholder could provide notice of intent to make a nomination (a condition precedent to the ability to make a nomination) passed before the date of this Proxy Statement.

Our Board of Directors recommends a vote FOR the election to the Board of each of the following nominees:

Name and Position with the Company	Age	Director/Officer Since	Principal Occupation

John Levy	58	Non-Executive Chairman since August, 2009 and Director since January, 2008	CEO of Board Advisory

Robert Betz	72	Director since January, 2014	Owner, Personal Care Ingredients

Mario Concha	74	Director since September, 2013	President of Mario Concha and Associates, LLC

David Taft	58	Director since October, 2008	President, IBS Capital LLC

Ali Zamani	35	Director since February, 2014	Portfolio Manager at Genifor Capital Management

Andre Zeitoun	41	Director since January, 2009	President and CEO, Applied Minerals, Inc.

Advisory Vote on Executive Compensation

As required by Section 14A of the Securities and Exchange Act of 1934, we are asking for your advisory vote on the following resolution (the “Say-on-Pay” resolution):

RESOLVED, that the stockholders approve, in a nonbinding vote, the compensation of the Company’s Named Executive Officers, as disclosed in Parts 3 and 4 of the Proxy Statement.

We currently hold our Say-on-Pay vote every year. Stockholders will have an opportunity to cast an advisory vote on the frequency of Say-on-Pay votes at least every six years. The next advisory vote on the frequency of the Say-on-Pay vote will occur no later than 2018.

The Company’s compensation objectives are (i) to develop a range of commercial applications, utilizing the halloysite clay resource located at its Dragon Mine property and market those applications to industries seeking enhanced product functionality and (ii) to market its iron oxides for pigment and other uses.  We believe the successful marketing of such applications will generate material profits for the Company, which, in turn, will create significant value for its stockholders.  To realize this objective, the Company must attract and retain individuals, including our Named Executive Officers, who possess the skill sets and experience needed to effectively develop and implement the business strategies and corporate governance infrastructure necessary to achieve commercial success.

Accordingly, compensation for the Named Executive Officers is designed to:

●	Incentivize the Named Executive Officers to lead the Company to profitable operations and to increase stockholder value;

●

Assure that a significant part of Named Executive Officer compensation is over time linked to the Company’s long-term stock price performance, which aligns the Named Executive Officers’ financial interests with those of the Company’s stockholders;

●	Attract, motivate, and retain qualified employees;

●	Motivate the Named Executive Officers to develop long-term careers at the Company and contribute to its future prospects; and

●	Permit the Named Executive Officers to remain focused on the development of the Company’s business in the midst of actual or potential change-in-control transactions.

The Company seeks to provide competitive compensation that is commensurate with individual and Company-wide performance.  Accordingly, a significant portion of the total compensation that has been paid to the Named Executive Officers has been placed at risk through long-term, equity-based incentives that are designed to encourage the Named Executive Officers to continuously enhance the Company’s financial performance and create long-term stockholder value.

Our Board of Directors recommends a vote FOR approval, on a non-binding, advisory basis, of the compensation paid to our Named Executive Officers.

Ratification of Independent Auditor

The Audit Committee has selected EisnerAmper LLP as the Company’s independent auditor for fiscal year 2014, and the Board asks stockholders to ratify that selection.

Our Board of Directors recommends a vote FOR ratification of the independent auditor.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on December 10, 2014.

APPLIED MINERALS, INC.

Meeting Information

Meeting Type:                                Annual Meeting

For holders as of:                           October 15, 2014

Date: December 10, 2014

Time:  2:30 P.M., ET

Location:

Vanderbilt Suites

Metlife Building

44th Street at Vanderbilt Ave.

New York, New York 10166

Meeting live via the Internet-please visit www.virtualshareholdermeeting.com/AMNL2014.

M63656-P44081

APPLIED MINERALS, INC.

110 GREENE ST. SUITE 1101

NEW YORK, NY 10012

You are receiving this communication because you are a record owner of shares in Applied Minerals, Inc.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

ANNUAL REPORT TO STOCKHOLDERS

How to View Online:

Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX following page) and visit www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

(located on the

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET: www.proxyvote.com

2) BY TELEPHONE:1-800-579-1639

3) BY E-MAIL*:sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow XXXX-XXXX-XXXX

(located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before November 26, 2014 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: At the meeting, you will need to request a ballot to vote these shares in person.

Vote By Internet:

Before The Meeting: Go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX

(located on the following page) available and follow the instructions.

During The Meeting: Go to www.virtualshareholdermeeting.com/AMNL2014. Have the information that is printed in the box marked by the arrow XXXX-XXXX-XXXX

and follow the instructions.

(located on the following page) available

M63657-P44081

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M63658-P44081

Voting Items

1.	Election of Directors

The Board of Directors recommends a vote FOR six nominees for Director with each nominee to serve until the 2015 Annual Meeting of Shareholders or until his successor is elected and qualified.

1.1 JOHN LEVY

1.2 ROBERT BETZ

1.3 MARIO CONCHA

1.4 DAVID TAFT

1.5 ALI ZAMANI

1.6 ANDRE ZEITOUN

2.	Advisory, non-binding vote on executive compensation

The Board of Directors recommends a vote FOR approval, on an advisory basis, of executive compensation.

3.	The ratification of Eisner Amper LLP as our independent registered public accounting firm

The Board of Directors recommends a vote FOR ratification.

M63659-P44081

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on December 10, 2014.

APPLIED MINERALS, INC.

Meeting Information

Meeting Type:                                Annual Meeting

For holders as of:                                October 15, 2014

Date:   December 10, 2014                                                      Time:  2:30 P.M., ET

Location:

Vanderbilt Suites

Metlife Building

44th Street at Vanderbilt Ave.

New York, New York 10166

Meeting live via the Internet-please visit www.virtualshareholdermeeting.com/AMNL2014.

M63660-P43496

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

ANNUAL REPORT TO STOCKHOLDERS

How to View Online:

Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

(located on the If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:www.proxyvote.com

2) BY TELEPHONE:1-800-579-1639

3) BY E-MAIL*: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow XXXX-XXXX-XXXX

(located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before November 26, 2014 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a "legal proxy." To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet:

Before The Meeting:Go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow XXXX-XXXX-XXXX

(located on the following page) available and follow the instructions.

M63661-P43496

During The Meeting: Go to www.virtualshareholdermeeting.com/AMNL2014. Have the information that is printed in the box marked by the arrow XXXX-XXXX-XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

M63662-P43496

Voting  Items

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors

The Board of Directors recommends a vote FOR six nominees for Director with each nominee to serve until the 2015 Annual Meeting of Shareholders or until his successor is elected and qualified.

1.1 JOHN LEVY

1.2 MARIO CONCHA

1.3 EVAN STONE

1.4 DAVID TAFT

1.5 ANDRE ZEITOUN

2.	Advisory, non-binding vote on executive compensation

3.	The ratification of Eisner Amper LLP as our independent registered public accounting firm

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

M63663-P43496

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Record holders, please have your Notice of Internet Availability or proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Record Stockholders may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M79313-P56579 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

APPLIED MINERALS, INC.

1. Election of Directors

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

	For	Against	Abstain
2. Advisory, non-binding vote on executive compensation	☐	☐	☐

	For	Against	Abstain
3. The ratification of EisnerAmper LLP as our independent registered public accounting firm	☐	☐	☐

The Board of Directors recommends a vote **FOR** ratification.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Mark Here for Address Changes or Comments **(SEE REVERSE)** ☐

Signature must be that of him/herself. If shares are held jointly, each stockholder named should sign. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If the signer is a partnership, please sign partnership name by authorized person. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should so indicate when signing.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

APPLIED MINERALS, INC.

FOLD AND DETACH HERE

M79314-P56579

SOLICITED BY THE BOARD OF DIRECTORS
APPLIED MINERALS, INC.
ANNUAL MEETING OF STOCKHOLDERS
December 10, 2014

The undersigned hereby appoints Andre Zeitoun and Christopher T. Carney or either of them, with full power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated, all the shares of stock of the Company which the undersigned may be entitled to vote at the 2014 annual meeting at the Vanderbilt Suites, Metlife Building, 44th Street at Vanderbilt Ave., New York, NY, 10166 on December 10, 2014, at 2:30 p.m., Eastern Time, and at any adjournment of such meeting, as indicated with respect to the proposals listed on the reverse side hereof and with discretionary authority as to any other matters that may properly come before the meeting, as recommended by the Board of Directors, all in accordance with and as described in the Notice and Proxy Statement of the annual meeting.

If this Proxy is executed by you without indicating (i) a vote for all nominees (ii) withhold for all nominees or (iii) for all except specified nominee(s), it will be deemed to grant authority to vote FOR all nominees. If this Proxy is executed by you without indicating voting instructions on Proposal 2 or 3, then it will be deemed to grant authority to vote FOR such Proposals.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated and signed, on the other side)